As filed with the Securities and Exchange Commission on November 1, 1996


                                                           Registration No. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                             --------------------
                           TREX MEDICAL CORPORATION
            (Exact name of registrant as specified in its charter)

                             --------------------

         Delaware                                  3844                         06-1439626
(State or other jurisdiction of          (PrimaryStandard Industrial          (I.R.S. Employer
incorporation or organization)           Classification Code Number)         Identification Number)


               36 Apple Ridge Road, Danbury, Connecticut 06810
                                (203) 790-1188
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------
                         SANDRA L. LAMBERT, SECRETARY
                           TREX MEDICAL CORPORATION
                       C/O THERMO ELECTRON CORPORATION
                               81 Wyman Street
                             Post Office Box 9046
                      Waltham, Massachusetts 02254-9046
                                (617) 622-1000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                             --------------------
                                   Copy to:
                          SETH H. HOOGASIAN, ESQUIRE
                               GENERAL COUNSEL
                           TREX MEDICAL CORPORATION
                       C/O THERMO ELECTRON CORPORATION
                               81 Wyman Street
                             Post Office Box 9046
                      Waltham, Massachusetts 02254-9046
                                (617) 622-1000

                             --------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement has become effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                         Proposed                Proposed             Amount of
 Title of each class of securities     Amount to be       maximum                maximum            registration
      to be registered                  registered     offering price per        aggregate               fee
                                                          share (1)           offering price (1)
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value         1,962,000 shs.        $17.75                 $34,825,500          $10,554.00
==================================================================================================================

1) Estimated solely for the purpose of calculating the amount of the registration fee. The calculation of the proposed maximum aggregate offering price has been based upon (1) the registration hereunder of an aggregate of 1,962,000 shares and (2) the average of the high and low sales prices, $18.00 and $17.50, respectively, of the Registrant's Common Stock on the American Stock Exchange on October 25, 1996 as reported in The Wall
                                                                           ----
     Street Journal.
     --------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           Trex Medical Corporation

                            Cross Reference Sheet
                   Between Items of Form S-1 and Prospectus



        Item                                                                  Location in Prospectus
        ----                                                                  ----------------------
 1.     Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus..........................       Outside Front Cover Page

 2.     Inside Front and Outside Back Cover Pages
        of Prospectus...................................................       Inside Front and Outside Back Cover Pages;
                                                                               Additional Information

 3.     Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges..............................       The Company; Risk Factors

 4.     Use of Proceeds.................................................       Not Applicable

 5.     Determination of Offering Price.................................       Not Applicable

 6.     Dilution........................................................       Not Applicable

 7.     Selling Security Holders........................................       Selling Shareholders; Sale of Shares

 8.     Plan of Distribution............................................       Cover Page; Selling Shareholders; Sale of
                                                                               Shares

 9.     Description of Securities to be Registered......................       Cover Page, Description of Capital Stock

10.     Interests of Named Experts and Counsel..........................       Experts; Legal Opinions

11.     Information with Respect to the Registrant......................       Cover Page; The Company; Risk Factors; Price Range
                                                                               of Common Stock; Dividend Policy; Capitalization;
                                                                               Selected Financial Information; Management's
                                                                               Discussion and Analysis of Financial Condition and
                                                                               Results of Operations; Business; Relationship with
                                                                               Thermo Electron and Thermo Instrument; Management;
                                                                               Security Ownership of Certain Beneficial Owners and
                                                                               Management; Description of Capital Stock; Shares
                                                                               Eligible for Future Sale; Financial Statements

12.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities..................       Not Applicable

********************************************************************************
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996

PROSPECTUS
                               1,962,000 Shares

                           TREX MEDICAL CORPORATION

                                 Common Stock

     This Prospectus relates to 1,962,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Trex Medical Corporation ("Trex Medical" or the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholder and any broker-dealer who acts in connection with the sales of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Shares were originally sold by the Company in private placements pursuant to certain Stock Purchase Agreements with the Company dated November 22 and November 30, 1995 and January 31, 1996. See "Selling Shareholders."
                               _______________

       The Common Stock offered hereby involves a high degree of risk.
                   See "RISK FACTORS" beginning at page 2.
                               _______________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ------------------------------------------------------------------------
     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.

     Trex Medical Corporation is a majority-owned subsidiary of ThermoTrex Corporation ("ThermoTrex"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). The Common Stock is traded on the American Stock Exchange under the symbol "TXM." On October 30, 1996 the reported closing price of the Common Stock on the American Stock Exchange was $18.125 per share.

              The date of this Prospectus is November  __, 1996.

                               TABLE OF CONTENTS

The Company..............................................................  3

Risk Factors.............................................................  3

Price Range of Common Stock..............................................  8

Dividend Policy..........................................................  9

Selected Quarterly Financial Data........................................  9

Capitalization........................................................... 10

Selected Financial Information........................................... 11

Management's Discussion and Analysis of Financial Condition
    and Results of Operations............................................ 12

Business................................................................. 15

Relationship and Potential Conflicts with Thermo Electron and
    ThermoTrex........................................................... 28

Management............................................................... 32

Executive Compensation................................................... 36

Security Ownership of Certain Beneficial Owners and Management........... 39

Selling Shareholders..................................................... 41

Sale of Shares........................................................... 47

Description of Capital Stock............................................. 47

Shares Eligible for Future Sale.......................................... 48

Legal Opinions........................................................... 49

Experts.................................................................. 49

Additional Information................................................... 49

Index to Financial Statements............................................F-1

                                 THE COMPANY

     The Company is a worldwide leader in the design, manufacture and marketing of mammography equipment and minimally invasive stereotactic needle biopsy systems used for the detection of breast cancer, as well as a leading designer and manufacturer of general radiography (X-ray) equipment. A mammography system is a dedicated radiographic system designed specifically to image breast tissue. Stereotactic needle biopsy systems, which use a guided hollow needle to extract a sample of tissues from the breast, offer a cost-effective, less invasive alternative to open surgery for the biopsy of suspicious breast lesions. The Company recently broadened its product base by acquiring Bennett X-Ray Corporation ("Bennett"), a leading producer of specialty and general purpose radiographic systems, including mammography systems, XRE Corporation ("XRE"), a manufacturer of X-ray imaging systems used for cardiac catheterization and angiography and Continental X-Ray Corporation and its affiliates (collectively "Continental") a manufacturer of general purpose radiographic systems and specialty radiographic systems including radiographic/flouroscopy products.

     The Company was incorporated in Delaware in September 1995 as a wholly-owned subsidiary of ThermoTrex. ThermoTrex acquired all of the outstanding shares of capital stock of Bennett in September 1995 for approximately $42,000,000 in cash, net of cash acquired. On October 2, 1995, the Company acquired all of the outstanding shares of capital stock of Bennett from ThermoTrex in exchange for a $42,000,000 principal amount subordinated convertible note due 2000 (the "Convertible Note"). The Convertible Note bears interest at a rate of 4.2% per annum and is convertible into shares of Common Stock at a conversion price of $11.79 per share. As of September 28, 1996, ThermoTrex had converted $34,000,000 principal amount of the Convertible Note for an aggregate of 2,883,798 shares of Common Stock. Subsequently, on October 16, 1995, ThermoTrex contributed all of the assets and liabilities relating to its Lorad division ("Lorad") and the development of its Sonic CT system to the Company in exchange for 20,000,000 shares of Common Stock of the Company. On May 29, 1996, the Company acquired substantially all of the assets of XRE for approximately $17,000,000 in cash and the repayment of approximately $1,800,000 of XRE's debt. On September 4, 1996, the Company acquired substantially all of the assets of Continental for approximately $18.4 million cash, net of cash acquired.

     Unless the context otherwise requires, references in this Prospectus to the Company or Trex Medical Corporation refer to Trex Medical Corporation and its subsidiaries. As of September 28, 1996, ThermoTrex beneficially owned 80% of the Company's outstanding Common Stock, excluding the shares of Common Stock issuable upon the conversion of the outstanding principal amount of the Convertible Note. The Company's principal executive offices are located at 36 Apple Ridge Road, Danbury, Connecticut, and its telephone number is (203) 790-1188.

                                 RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of such shares.

     Technological Change and New Products. The market for the Company's products is characterized by rapid and significant technological change, evolving industry standards and new product introductions. Many of the Company's products are technologically innovative, and require significant planning, design, development and testing at the technological, product and manufacturing process levels. These activities require significant capital commitments and investment by the Company. The high cost of technological innovation is matched by the rapid and significant change in the technologies governing the products that are competitive in the Company's market, by industry standards that may change on short notice and by the introduction of new products and technologies such as magnetic resonance imaging and ultrasound which may render existing products and technologies uncompetitive or obsolete. There can be no assurance that the Company's products or proprietary technologies will not become uncompetitive or obsolete.

     Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development and regulatory approval process and to the marketplace. The Company's success depends in part on whether it can develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering both its products and manufacturing processes. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.

     The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Business_Patents and Proprietary Technology."

     Risks Associated With Pending and Threatened Patent Litigation.   In April
1992, Fischer Imaging Corporation ("Fischer") commenced a lawsuit in the United States District Court, District of Colorado, against the Company's Lorad division, alleging that Lorad's prone breast biopsy systems infringed a Fischer patent on a precision mammographic needle biopsy system. As of June 29, 1996, the Company had aggregate revenues of approximately $55 million from the sale of such systems. The suit requests a permanent injunction, treble damages and attorneys' fees and expenses. If the Company is unsuccessful in defending this lawsuit, it may be enjoined from manufacturing and selling its prone breast biopsy systems without a license from Fischer. No assurance can be given that the Company will be able to obtain such a license, if required, on commercially reasonable terms, if at all. In addition, the Company may be subject to damages for past infringement. No assurance can be given as to whether the Company will be subject to such damages or, if so, the amount of damages which the Company may be required to pay. The outcome of patent litigation, particularly in jury trials, is inherently uncertain, and an unfavorable outcome in the Fischer litigation could have a material adverse effect on the Company's business and results of operations.

     The Company also is aware of a U.S. patent held by Nicola E. Yanaki which has been asserted by him against certain automatic exposure control features included in most of the Company's current mammography systems. The Company has been informed by the holder of this patent that a competitor of the Company has obtained a license for use of this patent. If Mr. Yanaki were successful in enforcing such patent, the Company could be subject to damages for past infringement and enjoined from manufacturing and selling imaging equipment utilizing certain automatic exposure control features, which would have a material adverse effect on the Company's business and results of operations.

     The Company is also aware of an issued European patent with counterparts in other non-U.S. countries applicable to imaging equipment utilizing certain automatic exposure control features. The European patent is the subject of an opposition proceeding before the European Patent Office. There can be no assurance as to the outcome of such opposition.

     In connection with the organization of the Company, ThermoTrex agreed to indemnify the Company for any and all cash damages in connection with the Fischer lawsuit and any potential claims by Mr. Yanaki with respect to sales of the Company's products occurring prior to October 1995, when the businesses of Lorad and Bennett were transferred to the Company. Notwithstanding this indemnification, the Company would be required to report as an expense the full amount, including any reimbursable amount, of any damages in excess of the amount accrued ($2.3 million as of June 29, 1996), with any indemnification payment it receives from ThermoTrex being treated as a contribution to shareholders' investment. An unsuccessful outcome in any of these matters may have a material adverse effect on the business of the Company and on its results of operations for the period in which such outcome occurs. See "Business--Patents and Proprietary Technology."

     The Company is aware of two U.S. patents owned by a former employee which have been asserted against the Company relating to its High Transmission Cellular ("HTC") grid to be used with the Company's mammography systems. If the former employee were successful in enforcing such patents, the Company could be subject to damages and enjoined from manufacturing and selling the HTC grid.

     The Company's competitors and other parties hold various patents and patent applications in the fields in which the Company operates. There can be no assurance that the Company will not be found to have infringed third-party patents and, in the event of such infringement, the Company could be required to alter its products or processes, pay licensing fees or cease making and selling any infringing products and pay damages for past infringement.

     No Assurance of Development and Commercialization of Products Under
Development.   A number of the Company's potential products are currently under development. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts. Product development involves a high degree of risk, and returns to investors are dependent upon successful development and commercialization of such products. Proposed products based on the Company's technologies will require significant additional research and development. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible or accepted by the marketplace, or that any such development will be completed in any particular timeframe.

     Risks Associated with Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. For example, in September 1995, the Company acquired its Bennett subsidiary, in May 1996, the Company acquired substantially all of the assets of XRE, a manufacturer of X-ray imaging systems for cardiac catheterization and angiography, and in September 1996, the Company acquired substantially all of the asset of Continental, a manufacturer of radiographic/fluoroscopic products, general radiography systems, electrophysiology products and dedicated mammography systems. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders.

     Intense Competition. The Company encounters and encounter intense competition in the sale of its products. The Company believes that the principal competitive factors effecting include product features, product performance and service. The Company's competitors include large multinational corporations and their operating units, including the GE Medical Systems division of General Electric Company, Inc. ("GE"), the Philips Medical Systems North America Company subsidiary of Philips N.V. ("Philips"), the Siemens Corporation subsidiary of Siemens AG ("Siemens"), Toshiba

American Medical Systems, Inc. and Toshiba America MRI, Inc. (collectively, "Toshiba"), Shimadzu, and the Picker International, Inc. subsidiary of GEC, Inc. ("Picker International"). These companies and certain of the Company's other competitors have substantially greater financial, marketing and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Moreover, a significant portion of the Company's sales are to GE, United States Surgical Corporation ("U.S. Surgical") and Philips through original equipment manufacturer ("OEM") arrangements. The products sold by such OEMs compete with products offered by the Company and its independent dealers. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors. See "Business_Competition."

     Government Regulation; No Assurance of Regulatory Approval.   The Company's
products are subject to regulation by the U.S. Food and Drug Administration
(the "FDA") and equivalent agencies in foreign countries. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, suspensions of approvals, recalls of products, seizures, injunctions and criminal prosecutions.

     To date, all of the Company's products have been classified by the FDA as Class II medical devices and have been eligible for FDA marketing clearance pursuant to the FDA's 510(k) premarket notification process, which is generally shorter than the more involved premarket approval ("PMA") process. The
Company believes that most of its currently anticipated future products and substantial modifications to existing products will be eligible for the 510(k) premarket notification process. However, the FDA has not yet classified full-view digital imaging mammography systems like the one being developed by the Company. If such systems are classified as Class III devices, the Company would be required to file for FDA marketing clearance for its full-view digital imaging mammography system under the PMA process, which would require substantial additional clinical trials and post-market follow-up for a number of years. While not classifying such systems, the FDA recently issued a final guidance document relating to the protocol for marketing clearance of full-view digital imaging mammography systems. This document suggests that clearance may be obtained through an enhanced 510(k) application with more extensive clinical trials. The protocol set forth in the final guidance document calls for clinical trials on 520 subjects prior to applying to the FDA for clearance to commercially market such a system. In addition, full-view digital imaging mammography systems will be subject to alternate quality assurance standards under the Mammography Quality Standards Act. These alternate standards will be submitted by the Company to the FDA for review. The Company can make no prediction as to when the FDA will approve such standards, if at all. There can be no assurance that full-view digital mammography systems will not be classified by the FDA as Class III medical devices subject to the PMA process. In addition, there can be no assurance that the necessary clearances for any of the Company's products will be obtained on a timely basis, if at all.

     FDA regulations also require manufacturers of medical certain "Good Manufacturing Practices" ("GMP"), which include testing, quality control and documentation procedures. The Company's manufacturing facilities are subject to periodic inspection by the FDA. No assurances can be given that the FDA will not in the future find the Company to be in violation of one or more such regulations, which violation may adversely impact the operations of the Company. See "Business--Government Regulation."

     Healthcare Reform; Uncertainty of Patient Reimbursement. The Federal government has in the past and may in the future consider, and certain state and local as well as a number of foreign governments are considering or have adopted, healthcare policies intended to curb rising healthcare costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. The Company cannot predict what healthcare reform legislation or regulation, if any, will be enacted in the United States or elsewhere. Significant changes in the healthcare systems in the United States or elsewhere are likely to have a significant impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company. In addition, the Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. While the Company cannot predict what effect the policies of government entities and other third party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company. See "Business--Reimbursement."

     Dependence Upon Significant OEM Relationships.   A significant portion of
the Company's sales are to GE, U.S. Surgical and Philips through OEM arrangements. The Company's sales depend, in part, on the continuation of these OEM arrangements and the level of end-user sales by such OEMs. There can be no assurance that the Company will be able to maintain its existing, or establish new, OEM relationships and any failure to do so could have a material adverse effect on its business. See "Business--Sales and Marketing--OEM Agreements."

     Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing and sale of medical devices, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or manufacture of products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.


     Risks Associated With International Operations. International sales accounted for 21% and 14% of the Company's revenues in fiscal 1995 and 1994, respectively. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.

     Control by ThermoTrex. The Company's stockholders do not have the right to cumulate votes for the election of directors. ThermoTrex, which owns 80% of the outstanding Common Stock of the Company, has the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate actions submitted to a vote of the Company's stockholders. See "Relationship and Potential Conflicts of Interest with Thermo Electron and ThermoTrex" and "Security Ownership of Certain Beneficial Owners and Management."

     Potential Conflicts of Interest. The Company may be subject to potential conflicts of interest from time to time as a result of its relationship with Thermo Electron and ThermoTrex. For example, conflicts may arise in the development and licensing of digital detector technology by ThermoTrex to the Company, the manufacture of digital detectors by ThermoTrex for sale to the Company and the Company's manufacturing of lasers for sale to ThermoLase Corporation. See "Relationship and Potential Conflicts of Interest with Thermo Electron and ThermoTrex." Certain officers of the Company are also officers of ThermoTrex, Thermo Electron and/or other subsidiaries of Thermo Electron, and are full-time employees of ThermoTrex or Thermo Electron. Such officers will devote only a portion of their working time to the affairs of the Company. For financial reporting purposes, the Company's financial results are included in the consolidated financial statements of ThermoTrex and Thermo Electron. The members of the Board of Directors of the Company who are also affiliated with Thermo Electron or

ThermoTrex will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of ThermoTrex and Thermo Electron. In some instances the impact of such decisions could be disadvantageous to the Company while advantageous to ThermoTrex or Thermo Electron, or vice versa. The Company is a party to various agreements with Thermo Electron that may limit the Company's operating flexibility. See "Relationship and Potential Conflicts of Interest with Thermo Electron and ThermoTrex."

     Significant Additional Shares Eligible for Future Sale.   The 22,883,798
shares of Common Stock owned by ThermoTrex will become eligible for resale under Rule 144 in October 1997. In addition, subject to certain limitations described below under "Shares Eligible For Future Sale," as long as ThermoTrex is able to elect a majority of the Company's Board of Directors, it will have the ability to cause the Company at any time to register for resale all or a portion of the Common Stock owned by ThermoTrex.

     Additional shares of Common Stock issuable upon exercise of options granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. See "Relationship and Potential
Conflicts of Interest with Thermo Electron and ThermoTrex" and  "Shares
Eligible for Future Sale."

     Potential Volatility of Stock Price. Since public trading of the Company's Common Stock commenced in June 1996, the market price has fluctuated considerably, and it may continue to fluctuate in the future. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new contracts or products by the Company or its competitors, government regulation and approvals, developments in patent or other proprietary rights and market conditions for stocks of companies similar to the Company could have a significant impact on the market price of the Common Stock.

     Lack of Dividends.   The Company anticipates that for the foreseeable
future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. See "Dividend Policy."


                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been publicly traded on the American Stock Exchange since June 27, 1996. The following sets forth, for the calendar period indicated, the high and low sales prices on the American Stock Exchange.

                                                       High            Low
Fiscal 1996
-----------
Third Quarter (June 27, 1996 through June 28, 1996)    $19.25          $15.375

Fourth Quarter                                         $26.00          $17.875

Fiscal 1997
-----------
First Quarter (through October 30, 1996)               $20.25          $15.75

     As of October 30, 1996, there were approximately 808 record holders of Common Stock.

                                DIVIDEND POLICY

        The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  Fiscal 1996
                   -------------------------------------------
                        First        Second       Third (1)

                    (in thousands, except per share amounts)
Revenues                 $32,509      $34,320        $36,681
Gross Profit              14,261       14,976         15,961
Net Income                 1,626        2,108          2,169
Earnings per share:
    Primary                 0.08         0.10           0.10
    Fully diluted           0.08         0.10           0.09
                                  Fiscal 1995
                   -------------------------------------------
                        First        Second       Third (2)

                    (in thousands, except per share amounts)
Revenues                 $16,101      $17,197        $21,993
Gross Profit               8,116        8,575         10,420
Net Income                   857        1,344          1,282
Earnings per share          0.04         0.07           0.06
                                  Fiscal 1994
                   ----------------------------------------------------
                        First        Second       Third      Fourth

                    (in thousands, except per share amounts)
Revenues                 $11,886      $13,214        $14,096     $15,214
Gross Profit               6,115        6,542          6,885       7,074
Net Income                   354          329            402         109
Earnings per share          0.02         0.02           0.02        0.01


(1)  Reflects the acquisition of XRE in May 1996.
(2)  Reflects the acquisition of Bennett in September 1995.

                                CAPITALIZATION

  The following table sets forth as of June 29, 1996 the capitalization of the Company stated on a pro forma basis to reflect the July 1996 conversion of $31,000,000 principal amount of the Convertible Note by ThermoTrex into 2,629,346 shares of the Company's Common Stock, and as adjusted to reflect the issuance and sale by the Company of 3,746,832 shares of Common Stock in both the Underwritten Public Offering and the Rights Offering, including 375,000 shares issued due to the exercise of the Underwriters' over-allotment and in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                             JUNE 29, 1996
                                                       ---------------------
                                                       PRO FORMA AS ADJUSTED
                                                       --------- -----------
                                                       (IN THOUSANDS, EXCEPT
                                                          SHARE AMOUNTS)
Long-term Obligations:
  Subordinated Convertible Note, Due to Parent
   Company............................................ $  8,000   $  8,000
  Other...............................................      129        129
                                                       --------   --------
                                                          8,129      8,129
                                                       --------   --------
Shareholders' Investment:
  Common stock, $.01 par value, 50,000,000 shares
   authorized; 24,845,798 pro forma shares issued and
   outstanding, 28,592,630 shares, as adjusted (1)....      248        286
  Capital in excess of par value......................   90,450    139,480
  Retained earnings...................................    5,903      5,903
                                                       --------   --------
   Total Shareholders' Investment.....................   96,601    145,669
                                                       --------   --------
    Total Capitalization (Long-term Obligations and
     Shareholders' Investment)........................ $104,730   $153,798
                                                       ========   ========

--------
(1) Does not include 1,925,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans and 678,541 shares of Common Stock reserved for issuance upon conversion of the outstanding principal amount of the Convertible Note. Options to purchase 1,673,500 shares of Common Stock were outstanding under the Company's stock-based compensation plans as of October 28, 1996. See "Management--Compensation of Directors" and "Executive Compensation" and Note 9 of Notes to Consolidated Financial Statements.

                        SELECTED FINANCIAL INFORMATION

  The selected financial information below as of and for the years ended January 1, 1994 and December 31, 1994, and the nine months ended September 30, 1995 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. The selected financial information for the fiscal years ended December 28, 1991 and January 2, 1993, the nine months ended October 1, 1994 and the nine month periods ended July 1, 1995 and June 29, 1996 has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine months ended June 29, 1996 are not necessarily indicative of results for the entire year.

                                                                                                  PRO FORMA COMBINED (6)
                                                                                                  ----------------------
                                                                                                    NINE MONTHS ENDED
                                                                                                  ----------------------
                                                                                  NINE MONTHS
                           FISCAL YEAR (1)             NINE MONTHS ENDED (1)(2)    ENDED (1)
                   ----------------------------------  ------------------------ ----------------
                                                       OCTOBER 1, SEPTEMBER 30, JULY 1, JUNE 29,  SEPTEMBER 30, JUNE 29,
                    1991   1992 (3)   1993     1994       1994      1995 (4)     1995   1996 (5)      1995        1996
                   ------  --------  -------  -------  ---------- ------------- ------- --------  ------------- --------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
INCOME DATA:
Revenues.........  $  --   $ 4,128   $37,519  $54,410   $39,196     $ 55,291    $48,512 $103,510     $85,749    $103,510
                   ------  -------   -------  -------   -------     --------    ------- --------     -------    --------
Costs and
Operating
Expenses:
 Cost of
 revenues........     --     2,164    18,589   27,794    19,654       28,180     24,747   58,312      48,038      57,833
 Selling, general
 and
 administrative
 expenses........     --     1,027     9,788   13,272     9,794       12,174     11,055   20,530      21,852      20,530
 Research and
 development
 expenses........     313    1,683     7,182   10,662     7,320        8,595      8,485   12,945      10,657      12,945
                   ------  -------   -------  -------   -------     --------    ------- --------     -------    --------
                      313    4,874    35,559   51,728    36,768       48,949     44,287   91,787      80,547      91,308
                   ------  -------   -------  -------   -------     --------    ------- --------     -------    --------
Operating Income
(Loss)...........    (313)    (746)    1,960    2,682     2,428        6,342      4,225   11,723       5,202      12,202
Interest and
Other Income
(Expense), Net...     --       --       (158)     (22)      (11)          22         23     (661)       (140)        371
                   ------  -------   -------  -------   -------     --------    ------- --------     -------    --------
Income (Loss)
Before Income
Taxes............    (313)    (746)    1,802    2,660     2,417        6,364      4,248   11,062       5,062      12,573
Income Tax
Provision
(Benefit)........    (123)    (202)      975    1,466     1,332        2,881      1,938    5,159       2,679       5,763
                   ------  -------   -------  -------   -------     --------    ------- --------     -------    --------
Net Income
(Loss)...........  $ (190) $  (544)  $   827  $ 1,194   $ 1,085     $  3,483    $ 2,310 $  5,903     $ 2,383    $  6,810
                   ======  =======   =======  =======   =======     ========    ======= ========     =======    ========
Earnings (Loss)
per Share (7):
 Primary.........  $ (.01) $  (.03)  $   .04  $   .06   $   .05     $    .17    $   .11 $    .27     $   .10    $    .28
                   ======  =======   =======  =======   =======     ========    ======= ========     =======    ========
 Fully diluted...  $ (.01) $  (.03)  $   .04  $   .06   $   .05     $    .17    $   .11 $    .26     $   .10    $    .28
                   ======  =======   =======  =======   =======     ========    ======= ========     =======    ========
Weighted Average
Shares (7):
 Primary.........  20,151   20,151    20,151   20,151    20,151       20,151     20,151   21,839      23,035      24,631
                   ======  =======   =======  =======   =======     ========    ======= ========     =======    ========
 Fully diluted...  20,151   20,151    20,151   20,151    20,151       20,151     20,151   25,310      23,035      25,310
                   ======  =======   =======  =======   =======     ========    ======= ========     =======    ========
BALANCE SHEET
DATA (AT END OF
PERIOD):
Working Capital..  $  --   $ 4,410   $ 6,148  $ 8,584   $ 7,333     $ 13,171            $ 21,113
Total Assets.....     --    35,004    44,553   48,000    47,465      102,374             143,046
Long-term
Obligations......     --       --        --       --        --           --               39,129
Shareholders'
Investment.......     (28)  28,636    36,694   37,033    37,471       80,010              65,601

----
(1) All periods presented include ThermoTrex's research and development business pertaining to its Sonic CT system.
(2) In September 1995, the Company changed its fiscal year-end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's transition period from January 1, 1995 to September 30, 1995 ("fiscal 1995") is presented. The unaudited data for the nine months ended October 1, 1994 is presented for comparative purposes only.
(3) Includes the results of Lorad since its acquisition by ThermoTrex on November 17, 1992.
(4) Includes the results of Bennett since its acquisition by ThermoTrex on September 15, 1995.
(5) Includes the results of XRE since its acquisition by the Company on May 29, 1996.
(6) The pro forma combined statement of income data was derived from the pro forma combined condensed statements of income included elsewhere in this Prospectus. The pro forma combined statement of income data sets forth the results of operations for the nine months ended September 30, 1995 and the nine months ended June 29, 1996, as if the acquisition of Bennett had occurred on January 1, 1995.
(7) Pursuant to Securities and Exchange Commission requirements, earnings
    (loss) per share have been presented for all periods. Weighted average shares for all periods include the 20,000,000 shares issued to ThermoTrex in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        The Company designs, manufactures, and markets mammography equipment and minimally invasive stereotactic needle-biopsy systems used for the detection of breast cancer, general radiography (X-ray) equipment, X-ray imaging systems used for cardiac catheterization and angiographs, and radiographic/fluoroscopy systems. The Company sells its systems worldwide principally through a network of independent dealers. In addition, the Company manufactures mammography and radiography systems as an original equipment manufacturer for other medical equipment companies such as U.S. Surgical, GE, and Philips. The Company has four operating units: Lorad, a manufacturer of mammography and stereotactic biopsy systems; Bennett, a manufacturer of general radiography and mammography equipment; XRE, a manufacturer of X-ray imaging systems used in the diagnosis and treatment of coronary artery disease and other vascular conditions; and Continental, a manufacturer of general purpose radiographic systems and specialty radiographic systems including radiographic/flouroscopy products.

        The Company conducts all of its manufacturing operations in the United States and sells its products on a worldwide basis. The Company anticipates that an increasing percentage of its revenues will be from export sales. The Company's export sales are denominated in U.S. dollars; therefore, neither its revenue nor earnings are significantly affected by exchange rate fluctuations.

Results of Operations

        In September 1995, the Company changed its fiscal year-end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the results of operations for 1995 compares the nine months ended September 30, 1995 ("fiscal 1995") with the unaudited nine months ended October 1, 1994 ("fiscal 1994").

        Nine Months Ended June 29, 1996 Compared With Nine Months Ended July 1, 1995

        Revenues increased 113% to $103.5 million in the nine months ended June 29, 1996 from $48.5 million in the nine months ended July 1, 1995, primarily due to the inclusion of $33.8 million in revenues from Bennett, which was acquired in September 1995, and the inclusion of $1.8 million in revenues from XRE, which was acquired in May 1996. Revenues at Lorad increased 40% to $67.9 million in the nine months ended June 29, 1996 from $48.5 million in the nine months ended July 1, 1995 due to increased demand for biopsy systems, nondestructive testing systems, and lasers sold to ThermoLase Corporation, a majority-owned subsidiary of ThermoTrex. Export sales accounted for 25% of the Company's revenues in the nine months ended June 29, 1996, compared with 21% in the nine months ended July 1, 1995.

        The gross profit margin declined to 44% in the nine months ended June 29, 1996 from 49% in the nine months ended July 1, 1995, due to lower-margin revenues at Bennett and XRE and, to a lesser extent, nonrecurring adjustments to expense of $0.7 million for inventory revalued at the time of the Bennett and XRE acquisitions.

        Selling, general and administrative expenses as a percentage of revenues decreased to 20% in the nine months ended June 29, 1996 from 23% in the nine months ended July 1, 1995, due to increased revenues at Lorad. Research and development expenses increased to $12.9 million in the nine months ended June 29, 1996 from $8.5 million in the nine months ended July 1, 1995, due to the inclusion of $2.3 million of expense at Bennett and XRE and the Company's continued efforts to develop and commercialize new products including the Company's M-IV mammography system, full-view digital mammography system, and direct-detection X-ray sensor, as well as enhancements of existing systems.

        Interest income in the nine months ended June 29, 1996, primarily represents interest on the proceeds of Common Stock in November 1995. Interest expense in the nine months ended June 29, 1996, represents interest associated with the $42.0 million principal Convertible Note issued to ThermoTrex in October 1995 in connection with the Bennett acquisition. As of July 2, 1996, ThermoTrex had converted $34.0 million principal amount of this Convertible Note.

        The effective tax rate was 47% in the nine months ended June 29, 1996, compared with 46% in the nine months ended July 1, 1995. The effective tax rates exceed the statutory federal income tax rate due to the impact of state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies.

        The Company is involved with certain patent litigation that arose at Lorad prior to its acquisition by ThermoTrex. See Note 2 of Notes to Consolidated Financial Statements. In addition, a third party has alleged that the Company's mammography systems infringe a patent held by the third party. See
Note 8 of Notes to Consolidated Financial Statements. In another matter, a former employee of the Company has asserted that a component of a newly introduced product infringes two U.S. patents owned by the former employee. See ''Risk Factors_Risks Associated with Pending and Threatened Patent Litigation'' for a discussion of these matters.

        Nine Months Ended September 30, 1995 ("Fiscal 1995") Compared With Nine Months Ended October 1, 1994 ("Fiscal 1994")

        Revenues increased 41% to $55.3 million in fiscal 1995 from $39.2 million in fiscal 1994. The increase resulted from higher demand across all product lines, with significant growth coming from international sales through the Company's OEM agreement with Philips. Revenues from Philips were $9.8 million in fiscal 1995, compared with $4.1 million in fiscal 1994. Export sales accounted for 21% of the Company's revenues in fiscal 1995, compared with 11% in fiscal 1994.

        The gross profit margin declined to 49% in fiscal 1995 from 50% in fiscal 1994, due to an adjustment to expense of $0.3 million for inventory revalued at the time of Bennett's acquisition.

        Selling, general and administrative expenses as a percentage of revenues decreased to 22% in fiscal 1995 from 25% in fiscal 1994, due primarily to increased revenues. Research and development expenses increased to $8.6 million in fiscal 1995 from $7.3 million in fiscal 1994, reflecting the Company's continued efforts to develop and commercialize the full-view digital imaging mammography system, as well as efforts to enhance existing systems.

        The effective tax rate was 45% in fiscal 1995, compared with 55% in fiscal 1994. These tax rates exceed the federal statutory federal income tax rate due primarily to state income taxes and nondeductible amortization of cost in excess of net assets of acquired companies. The decrease in the effective tax rate in 1995 resulted from the lower relative impact of nondeductible amortization of cost in excess of net assets of acquired companies and state income taxes.

        Twelve Months Ended December 31, 1994 Compared With Twelve Months Ended January 1, 1994

        Revenues increased 45% to $54.4 million in 1994 from $37.5 million in 1993. The increase resulted from the initiation of OEM sales under the Philips agreement, an increase in digital spot mammography sales and increased demand for StereoGuide needle-biopsy, mammography and industrial imaging equipment due to increased demand. Revenues from Philips were $5.8 million in 1994. Export sales accounted for 14% of the Company's revenues in 1994, compared with 10% of revenues in 1993.

        The gross profit margin declined to 49% in 1994 from 50% in 1993, due to a change in sales mix.

        Selling, general and administrative expenses as a percentage of revenues declined to 24% in 1994 from 26% in 1993, due primarily to an increase in total revenues. Research and development expenses increased to $10.7 million in 1994 from $7.2 million in 1993, reflecting the Company's continued efforts to develop and commercialize the full-view digital imaging mammography system and the Sonic CT system, and the development of the Philips OEM product.

        The effective tax rate during 1994 was 55%, compared with 54% in 1993. These rates exceed the statutory federal income tax rate due to nondeductible amortization of cost in excess of net assets of acquired companies and the impact of state income taxes.

Liquidity and Capital Resources

        Consolidated working capital was $21.1 million at June 29, 1996, compared with $13.2 million at September 30, 1995. Included in working capital are cash and cash equivalents of $2.4 million at June 29, 1996 and $0.2 million at September 30, 1995. Net cash provided by operating activities was $4.8 million in the nine months ended June 29, 1996. During this period, the Company expended $2.5 million on property, plant and equipment and raised $18.7 million from the private placements of Common Stock.

        In May 1996, the Company acquired substantially all of the assets of XRE, a Massachusetts company that designs, manufactures and markets X-ray imaging systems used for cardiac catheterization and angiographs, for approximately $17.0 million in cash. In addition, the Company repaid approximately $1.8 million of XRE's debt. The Company financed the acquisition through its existing cash balances.

        In September 1996, the Company acquired substantially all of the assets of Continental, a manufacturer of general purpose radiographic systems and specialty radiographic systems including radiographic/flouroscopy products, for approximately $18.4 million cash, net of cash. The Company financed the acquisition through its existing cash balances.

        In connection with the September 1995 acquisition of Bennett, the Company issued to ThermoTrex a $42.0 million principal amount 4.2% subordinated convertible note. In March 1996, ThermoTrex converted $3.0 million principal amount into 254,452 shares of the Company's Common Stock. In July 1996, ThermoTrex converted an additional $31.0 million principal amount of this note into 2,629,346 shares of Common Stock.

        In July 1996, the Company sold 2,875,000 shares of its Common Stock in an initial public offering, and 871,832 shares of its Common Stock in a concurrent rights offering, at $14.00 per share for net proceeds of approximately $49.1 million. The Company plans to use the proceeds for acquisitions, to fund research and development and for working capital, and other general corporate purposes.

        Although the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash to pursue the acquisition of complementary businesses and technologies. The Company expects that it will finance these acquisitions through a combination of internal funds, the net proceeds of its initial public offering and rights offering, additional debt or equity financing and/or short-term borrowings from ThermoTrex or Thermo Electron, although it has no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

                                   BUSINESS

        The Company is a worldwide leader in the design, manufacture and marketing of mammography equipment and minimally invasive stereotactic needle biopsy systems used for the detection of breast cancer, as well as a leading designer and manufacturer of general radiography (X-ray) equipment. A mammography system is a dedicated radiographic system designed specifically to image breast tissue. Stereotactic needle biopsy systems, which use a guided hollow needle to extract a sample of tissues from the breast, offer a cost-effective, less invasive alternative to open surgery for the biopsy of suspicious breast lesions. The Company recently broadened its product base by acquiring Bennett X-Ray Corporation (''Bennett''), a leading producer of specialty and general purpose radiographic systems, including mammography systems, XRE Corporation (''XRE''), a manufacturer of X-ray imaging systems used for cardiac catheterization and angiography and Continental X-Ray Corporation and its affiliates (collectively, "Continental"), a manufacturer of general purpose radiographic systems and specialty radiographic systems including radiographic/fluoroscopy products.

        The Company believes the introduction of technologically innovative products has made a significant contribution to the achievement of its leadership position. In 1984, the Company introduced the first mammography system with a high frequency generator, which improved image quality while reducing radiation dosage. The Company's Bennett Contour mammography system is designed with a patented tilt C-arm which permits imaging of breast tissue closer to the chest wall and greater flexibility in the positioning of patients. The Company's Lorad StereoGuide stereotactic needle biopsy system is one of two dedicated prone systems sold in the world, and its LORAD DSM digital spot mammography option was one of the first digital imaging systems available for use with stereotactic needle biopsy. The Bennett high frequency generator, introduced in 1989, was the first generator to offer 100 kHz high frequency power for general radiographic systems, resulting in improved image quality while reducing radiation dosage.

        The Company's mammography and stereotactic needle biopsy systems are used by radiologists and physicians in offices, hospitals and dedicated breast-care centers, and its general radiography systems are used by physicians and radiologists, both in office and hospital settings, as well as by veterinarians and chiropractors. The Company sells its systems worldwide principally through a network of independent dealers. In addition, the Company manufactures mammography and radiography systems and components as an original equipment manufacturer for other medical equipment companies such as United States Surgical Corporation ("U.S. Surgical"), the GE Medical Systems division of General Electric Company, Inc. ("GE") and the Philips Medical Systems North America Company subsidiary of Philips N.V. ("Philips").

        The Company believes that sales of mammography systems will be driven by acceptance of mammography as an effective cancer screening tool and improvements in performance through technological innovation such as full-view digital imaging. The Company believes that growth in the market for stereotactic needle biopsy systems will be driven by increasing recognition in the medical community of the effectiveness of this procedure as an alternative to more invasive procedures, as well as by general health-care cost-containment trends. The Company believes that sales in the market for general radiographic systems are driven primarily by replacement of older systems.

        The Company's strategy includes maintaining its market position and expanding into complementary markets through continued technological innovation and strategic acquisitions. The Company recently introduced a proprietary High Transmission Cellular ("HTC") grid for use with its mammography systems that provides better image contrast than existing grids at lower radiation doses, and a patented autoexposure tomography option to its general radiography systems that reduces the need for multiple exposures in tomography procedures, thereby reducing the radiation exposure to the patient. The Company believes the most promising technological advances in the radiography field will be derived from the substitution of electronic detectors for the film currently used in substantially all radiographic systems. This digital imaging technology is expected to be capable of higher image quality, to permit the enhancement of an X-ray image through software and to allow near-real-time, off-site analysis of the X-ray image by radiologists. The Company is currently developing a full-view digital imaging mammography system and has working prototypes at two clinical sites. The Company believes that the digital imaging technology being developed for this system may be adaptable to general radiography and cardiac diagnostic imaging systems and the Company will seek to develop applications in these markets.

        The Company also intends the acquisition of one or more additional companies or technologies. The Company's strategy includes making from the Company's distribution channels and technology. In May 1996, the Company acquired XRE, which designs, manufactures and markets X-ray imaging systems used for cardiac catheterization and angiography. XRE manufactures systems and system components as an original equipment manufacturer for other medical equipment companies such as Philips and the Picker International, Inc. subsidiary of GEC, Inc. ("Picker International"). It also sells its systems in the United States directly and through distributors. In September 1996, the Company acquired Continental. Continental designs, manufactures and markets radiographic/fluoroscopic products, general radiography systems, electrophysiology products used in cardiac laboratories and dedicated mammography systems.

Introduction to Radiography

        Radiography involves the use of X-rays to produce images of matter beneath an opaque surface. Radiography has been used as a medical diagnostic tool since the turn of the century. A radiographic imaging system principally consists of a generator, an X-ray tube and an image recording system, which is usually film. The object to be imaged is placed between the X-ray tube and the film. Typically, filters or grids are placed between the X-ray tube and the object, or the object and the film, to reduce extraneous X-rays. Some radiographic systems include a bucky, or moving grid, to increase image contrast by reducing scattering X-rays.

        X-rays, which are not reflected by opaque surfaces, pass through the object and expose the film. However, if the object is comprised of areas of varying densities or chemical compositions, X-rays will be absorbed by the denser areas or areas of certain chemical compositions in proportion to the density or chemical composition of the matter. As a result, the film will be exposed to a varying degree, thereby producing an image of the density or chemical variation within the object. For example, since bone has a greater density than the surrounding tissue in the body, X-rays can be used to produce an image of a skeleton.

        Radiographic imaging systems are differentiated on the basis of the power and frequency of the generator, the configuration of the X-ray tube relative to the film and the software that controls the operation of the system. In certain areas, the specialized requirements of the imaging procedure have resulted in the development of dedicated systems. For example, mammography systems, which are designed exclusively to image breast tissue, have the ability to compress the breast, adjust X-ray power levels and use automated software controls programmed to provide the best image of breast tissue.

Breast Cancer Detection

        Breast cancer is the second leading cause of cancer fatalities in women. The incidence of breast cancer in American women has grown from one in 20 in 1940 to one in 11 in 1980 to one in eight in 1994. The American Cancer Society ("ACS") estimates that in 1996 over 184,000 new cases of breast cancer in American women will be reported and approximately 44,000 American women will die from the disease.

        Successful treatment of breast cancer depends in large part on the early detection of malignant lesions in the breast. Current detection procedures typically include clinical and self examination, screening mammography and, if necessary, a biopsy. Physical examination is only useful for detecting lesions that can be felt, while mammography has the ability to reveal lesions that have not advanced to that stage. If a suspicious lesion is discovered in a screening mammogram, the woman typically will undergo a biopsy, which is a procedure to physically remove cells from the lesion for testing in a laboratory. If the cells are cancerous, the woman generally undergoes some form of cancer treatment. The Company designs, manufactures and markets both mammography and biopsy systems.

        Mammography Systems

        Most experts agree that mammography is the best method for detecting breast cancer. The ACS and eighteen other health organizations, including the American Medical Association, recommend that women aged 40 to 49 undergo a screening mammogram every one to two years and that women over the age of 50 undergo an annual screening mammogram. However, only approximately 40% of women in the United States comply with the ACS guidelines. The National Cancer Institute and the American College of Physicians currently only recommend screening mammography for women over the age of 50.

        Current mammography systems are limited in their ability to image dense breast tissue, typically found in women under the age of 50. This is significant since approximately one-quarter of the women diagnosed with breast cancer are under the age of 50. In addition, women with a family history of breast cancer are at a higher risk of getting the disease and are therefore encouraged to start undergoing screening mammography at a younger age.

        Successful imaging of dense breast tissue requires high contrast images. The Company recently introduced a new proprietary HTC grid that, compared to existing grids, reduces scattering X-rays, while blocking fewer primary X-rays, resulting in higher contrast images with lower radiation doses. In addition, the Company is developing a full-view digital imaging mammography system designed to substantially increase image contrast without a significant decrease in image resolution.

        Demand in the market for mammography systems is driven primarily by technological innovation that produces better image quality. Although growth of the installed base has slowed, demand for new systems continues as older models are replaced with ones offering new technological innovations. In addition, the Company believes that the market outside the United States will grow as more countries adopt mammography quality standards similar to those recently adopted in the United States.

        The Company currently markets several different mammography systems. The Company's systems are generally differentiated on the basis of price and performance. The Company's high-end models are the recently introduced Lorad M-IV and the Bennett Contour, which have retail list prices of approximately $96,000 and $89,000, respectively. The Lorad M-IV offers enhanced image quality and system features over the Lorad M-III, which has been Lorad's high-end model for the last five years. Many of the Lorad M-IV's features were developed in response to user demands, including upgradability and modular systems. The Bennett Contour offers a patented tilt C-arm which permits the system to tilt toward or away from the patient to aid in imaging breast tissue. The Company's lower-priced models include the Lorad M-III and the Bennett MF-150, which have retail list prices of approximately $82,500 and $48,000, respectively. These models do not offer all of the features of the high-end models and are marketed to more cost-conscious customers. In addition, the Company offers the Lorad T-350 and the Bennett MD-5 mobile mammography systems.

        The Company is also developing a next generation mammography system which replaces the film with a solid-state detector capable of directly recording the X-ray image in an electronic format. The Company anticipates that this digital imaging system will be able to record 4,000 different shades of grey compared to only 200 shades of grey in conventional film-recorded images, resulting in significantly greater image contrast. In addition, since the image is recorded in electronic format, it can be enhanced and manipulated, transmitted over telephone lines to remote locations, and stored on magnetic or optical media.

        The Company currently offers a DSM digital spot mammography option for use primarily with stereotactic needle biopsy. However, this system is capable of imaging only a small area of the breast. The Company currently has prototype full-view digital imaging mammography systems in operation at Good Samaritan Hospital in New York and the University of Virginia. At the Radiology Society of North America Conventions in 1994 and 1995, the Company displayed superior images from its prototypes to radiologists. The Company expects to submit a modified design of this prototype to the United States Food and Drug Administration ("FDA") for clearance, which is required before the Company can commercially market its full-view digital imaging mammography system. There can be no assurance that the Company will receive all necessary FDA clearances. See "Risk Factors--Government Regulation" and "Business--Government Regulation."

        Stereotactic Needle Biopsy Systems

        Mammography is only one of the first steps in the diagnosis of breast cancer. If a mammogram reveals a suspicious lesion that cannot be identified as benign or malignant, the next step typically is to perform a biopsy to remove cells from the suspicious lesion to determine whether or not they are cancerous. Studies indicate that between 1% and 2% of women undergoing their first screening mammography in the United States will have a biopsy. However, only 20% to 40% of women biopsied will be diagnosed with breast cancer.

        Traditionally, biopsies have been performed in open surgery under general anesthetic. Surgical biopsies can be painful procedures, and surgeons generally remove a large area of breast tissue, about the size of a golf ball, to ensure the collection of tissue from the suspicious lesion. These surgeries can leave visible scarring on the breast and scar tissue in the breast that can make detecting cancers in future mammograms more difficult.

        The Company offers a variety of needle biopsy systems that provide an alternative to surgical biopsy. Stereotactic needle biopsy systems were introduced to address the disadvantages of surgical biopsy. Stereotactic needle biopsy procedures can be performed on an out-patient basis under local anesthetic. These procedures generally remove only a small tissue sample, resulting in minimal scarring both on and in the breast. Recent studies indicate that stereotactic needle biopsy is equally effective compared to surgical biopsy in determining whether a suspicious lesion is malignant. The typical cost of a stereotactic needle biopsy procedure is approximately $1,000 compared to approximately $3,000 for a surgical biopsy. However, because this procedure was only recently introduced and is still gaining acceptance by the medical community, less than 10% of breast tissue biopsies performed in 1994 used a stereotactic needle biopsy procedure.

        The basic principle of a stereotactic needle biopsy system is that a hollow needle is inserted into the breast to remove cells from the suspicious lesion. The needle is guided to the suspicious lesion by use of stereotactic images of the breast. Stereotactic images are two images of the same fixed breast, one taken at a 15 degree angle off true vertical in one direction and the other taken at a 15 degree angle off true vertical in the other direction. The stereotactic images are input into a computer and then used to plot the coordinates of the lesion to aim a computer-controlled needle gun.

        The Company offers upright, add-on systems, the StereoLoc II and MF-CYTO, that can be attached to most of its mammography systems. Add-on systems are principally comprised of a needle gun attachment that fits onto the mammography system in place of the breast compression paddle. The stereotactic images required to plot the location of the lesion are taken by the mammography system. These systems enhance the functionality of a mammography system and are beneficial to customers which have only periodic demand for stereotactic needle biopsy procedures.

        The Company also offers a dedicated prone table, the StereoGuide, for customers with greater demand for biopsy procedures. With the dedicated prone table, the patient lies down with her breast suspended through an aperture in the table. The X-ray imaging equipment and needle gun are mounted below the table. Patients on the prone table are more comfortable, increasing the likelihood they will remain still during the procedure, and cannot see the needle being inserted in their breast, reducing the chance of fainting. The Company's StereoGuide system is the subject of a lawsuit by Fischer alleging infringement of a Fischer patent. See "Risk Factors-Risks Associated With Pending and Threatened Patent Litigation" and "Business-Patents and
Proprietary Technology."

        The Company offers a digital spot imaging option with all of its stereotactic needle biopsy systems. Although not capable of imaging the entire breast, digital spot imagers are capable of capturing an area large enough to cover a suspicious lesion. The Company's digital spot imaging systems can record and display an X-ray image in approximately ten seconds. Since the image is recorded directly in electronic format, a computer can quickly plot the location of the lesion and aim the needle gun once the lesion has been located with a cursor on the computer screen. A stereotactic needle biopsy procedure using digital spot imaging can be performed in as short a time as ten minutes compared with a typical time of 45 minutes using a film-based system. The retail list price for the StereoGuide table with the digital spot imaging option is $234,000 and for the add-on system with the digital spot imaging option ranges from $135,000 to $140,000.

        The Company believes that the stereotactic needle biopsy system market will grow as the procedure becomes more widely accepted by the medical community and as pressures to contain health-care costs increase.

General Radiography

        The Company addresses the general radiography (X-ray) market through its Bennett and Continental subsidiaries. Bennett designs, manufactures, and markets office-based X-ray systems, which are basic systems generally used in medical outpatient facilities, such as doctors' office and surgi-care centers. Bennett has focused on this segment of the market by providing low-cost, reliable systems. Bennett and Continental also design, manufacture, and market the more sophisticated and expensive radiographic systems typically used in hospitals and clinics. In addition, Bennett manufactures and markets imaging systems designed specifically for chiropractors and veterinarians.

        The United States market for general radiographic systems is stable and consists primarily of replacement sales as customers upgrade older equipment. The Company believes that the international market is substantially larger than the United States market and that the installed base of systems is still growing, particularly in developing countries. The Company has recently been expanding its international sales efforts.

        The Company recently introduced the first, and currently only, general radiographic system to receive the World Health Organization ("WHO") World Health Imaging System_Radiographic ("WHIS-RAD") certificate of approval. The Company's WHIS-RAD system is a flexible and easy to use general purpose radiographic system. WHO will subsidize purchases of WHIS-RAD-approved systems by qualifying health care organizations in developing countries.

        The Company's radiographic systems typically include a generator, a tube stand and a table or bucky structure. For each of these components the Company offers a variety of options and features that can be configured to create systems with different price and performance characteristics. A high-end, hospital-based system, which has a retail list price of approximately $80,000, may be comprised of a 60 kilowatt, high frequency generator; a ceiling-mounted overhead tube crane; a four-way floating, elevating table; and an upright bucky stand. An office-based system, which has a retail list price of approximately $30,000, may be comprised of a 25 kilowatt, high frequency generator; a floor-mounted, free standing tube stand and an upright bucky stand. Continental's general radiography product line features high frequency generators with anatomical programming and other operator selected features.

        The Company offers two linear tomography systems, a dedicated tomography unit and a mechanical tomography system that can be used as an option to a general radiographic system. In a linear tomography system, during the exposure the X-ray tube sweeps over the subject with the film tray sweeping under the subject in the opposite direction. The resulting image provides an unobstructed view at a desired plane within the subject's body. Both systems offer an automatic exposure option. Prior to the introduction of this option, multiple exposures were generally required to obtain a correctly exposed image. The Company believes that for a number of applications its $80,000-$110,000 tomography system may be a cost-effective alternative to CT scanners which can cost up to $800,000. Continental recently introduced its PMT radiographic/tomographic line of products, which has the flexibility both to image particular isolated organs, such as kidneys, and to function as a general purpose radiographic suite, permitting hospitals to contain costs by reducing the amount of space occupied by radiographic equipment.

        The Company believes digital imaging will have significant application in the general radiographic and radiographic/flouroscopy markets and that the technology it develops for its full-view digital imaging mammography system may be adaptable to these applications. In general radiographic applications, the Company believes digital imaging will produce better quality images and reduce operating costs by eliminating the need for film and processing equipment and chemicals. In addition, digital imaging will permit the electronic storage of images on magnetic or optical media, as well as the transmission of images to multiple locations. Furthermore, the Company believes digital imaging in radiographic/fluoroscopy systems will be able to replace the image intensifier and spot film device, which are both large and expensive components.

Cardiac Catheterization and Angiography

        The Company, through its XRE subsidiary, designs, manufactures and markets complete cardiac catheterization laboratories and positioners for cardiovascular imaging systems. XRE systems consist of a mechanical positioner which is used to position an X-ray source and, an image intensifier around a patient who lies prone on an angiographic table. The entire system is designed to provide real time images of the heart and coronary arteries for physicians performing interventional procedures, such as a diagnostic angiogram or balloon angioplasty.

        Coronary artery disease is the leading cause of death in the United States and represents an increasing health risk throughout the world. According to an industry source, between 20 and 25 million individuals in the United States suffer from some form of coronary artery disease, with an estimated cost to the United States health care system of approximately $120 billion annually. One of the most common forms of cardiovascular disease is atherosclerosis which can lead to atheroma, or a narrowing of the arteries. In addition to the coronary arteries, atherosclerosis can effect blood vessels in the brain, legs and arteries throughout the body.

        Traditionally, cardiac catheterization has been the tool of choice for diagnosing atherosclerosis and certain other cardiovascular diseases because it provides the clearest and most accurate depiction of the coronary arteries. Cardiac catheterization involves X-ray imaging of the heart and large blood vessels following the injection of a radio-opaque solution into the patient.

        Historically, the primary form of treatment for coronary artery disease has been open-heart bypass surgery. However, in recent years significant advances have been made in the treatment of atherosclerosis and other coronary artery diseases without extensive surgery. A common alternative treatment is angioplasty, a procedure in which a segment of a narrowed coronary artery is stretched by the inflation of a balloon introduced into the affected artery. A more recent development involves the permanent implantation of devices such as a stent into the blood vessel in order to keep the restricted vessel open.

        Angioplasty is less invasive than surgery and generally does not require a lengthy hospitalization (typically no more than two days). The Company believes vascular and cardiovascular surgeons will increasingly use balloon angioplasty and these other less invasive techniques to treat vascular diseases in a non-surgical setting. Each of these procedures is performed under the guidance of X-ray imaging.

        The Company's cardiac catheterization and angiography products are sold worldwide under the Angiographic Devices tradename through its own direct sales force and a network of independent dealers. The Company's products include the Unicath C cardiovascular imaging system, and the Unicath LP biplane cardiovascular imaging system. The Company recently introduced the Unicath SP, its top of the line single plane and cardiovascular system with enhanced features such as a larger X-ray tube and advanced image intensifier. The Company also recently introduced the Poly Cx, a lower-cost alternative it believes is ideally suited for suburban and smaller hospitals, as well as the export market.

        Both of the Company's XRE and Continental subsidiaries design, manufacture and sell electrophysiology systems that are used in the treatment of cardiac arrhythmia, which is characterized by the sudden, erratic beating of the heart and can result in cardiac arrest. Both the Continental EP 2000 system and XRE's Unicath EP consist of a C-arm positioner, an elevating/tilting table, and a high-frequency X-ray generator. XRE's Unicath EP includes a parallelogram positioner, a similar elevating/tilting table, and a constant-potential generator. In addition, XRE offers a biplane version of Unicath EP, which provides X-ray views from two different angles simultaneously, thereby shortening lengthy electrophysiology procedures by at least half. Both XRE systems feature variable-rate pulsed fluoroscopy and high-performance digital imaging.

        The Company also offers a complete line of digital imaging products. The Company has developed and introduced a high speed digital imaging system, DVFX, which is capable of acquiring images which may be stored on a variety of media. This system is capable of providing high resolution real-time digital images at 30 frames per second. DVFX employs a proprietary digital filtering system developed expressly for use in interventional imaging. Its open system architecture facilitates image transfer and storage using industry standard, high speed networks.

        Many of the Company's positioners are based on its parallelogram-based design. This design permits multi-angular views of the heart and coronary arteries while the patient remains stationary on the table. As of December 31, 1995, over 4,000 cardiac catheterization and angiographic positioners and systems manufactured by XRE had been installed throughout the world.

        The Company's strategy is to increase sales of XRE products by marketing them through the Company's dealer network and to incorporate the Company's digital imaging technology into XRE's product offerings. In addition, the XRE acquisition will permit the Company to broaden its product offerings and leverage its sales and service organizations.

Radiographic/Fluoroscopy

        The Company, through its Continental subsidiary, designs, manufactures and markets radiographic/fluoroscopy products, general radiography systems, electrophysiology products used in cardiac laboratories and dedicated mammography systems. A radiographic/fluoroscopy ("R/F") system is able to record dynamic events by capturing a series of images in a short period of time. For example, R/F systems are used for various gastrointestinal procedures which image in real time the progress of a radio-opaque ingested solution (typically barium) throughout the body. According to an industry source, end-user sales of R/F equipment in the United States in 1994 were approximately $440 million.

        The Company produces and sells R/F systems under the Continental name using advanced high frequency generators that provide pulsed power, resulting in substantially reduced radiation exposure to the patient. The Company's R/F products include the DigiSpot 2000, a high speed digital imaging system that directly records the image in electronic format, permitting the electronic storage of images on magnetic or optical media and the transmission of images to multiple locations with image quality comparable with film-based systems.

Other Products

        The Company uses its technological and manufacturing expertise to produce a number of other products.

        The Company's LPX-160 portable imaging system is based on the Company's medical imaging technology. This system is designed to produce high-resolution images of metals, composites and plastics. Customers for this system include the United States Air Force and several commercial airlines, which use the system to test for stress fractures and other defects in aircraft, and Canadian and American utilities, which use the system to inspect pipelines and turbines. The Company was recently awarded a $9.7 million contract for these systems from the United States Air Force. Sales to the United States Air Force were approximately $1.1 million or 2.1% of the Company's revenues for the nine months ended September 30, 1995 and approximately $5.0 million or 4.9% of the Company's revenues for the nine months ended June 29, 1996.

        The Company manufactures an X-ray source that is used as a component to a fill-measuring device sold by Thermedics Inc., a publicly-traded majority-owned subsidiary of Thermo Electron. For the nine months ending June 29, 1996, the Company has sold approximately 98 such devices under this arrangement.

        The Company also manufactures the laser used in ThermoLase Corporation's hair removal process. ThermoLase Corporation is a publicly-traded, majority-owned subsidiary of ThermoTrex. During the nine months ended June 29, 1996, the Company sold lasers to ThermoLase under this arrangement for aggregate revenues of $5,250,000.

Sales and Marketing

        Sales by Dealers and Distributors

        The Company's products are sold worldwide under the Lorad, Bennett, Angiographic Devices and Continental names through separate networks of independent dealers. Lorad systems are sold domestically through a network of approximately 50 dealers managed by six regional offices. Bennett systems are sold domestically to physicians, clinics and hospitals through a network of approximately 50 dealers supported by three Bennett regional sales managers and six direct sales people focused on mammography. Overseas, Lorad systems are sold by approximately 40 distributors covering 50 countries and Bennett systems are sold by approximately 100 distributors covering more than 75 countries. The Company and its network of independent dealers maintain a staff of factory-trained service technicians to support the Lorad and Bennett systems. The Company's XRE subsidiary sells its cardiac catheterization and angiography products through a six person direct sales force and a network of approximately twenty-five independent dealers covering primarily North America, Eastern Europe, Western Europe and the Pacific Rim. The Company's Continental subsidiary sells its products worldwide through a network of independent dealers. In addition, Continental has entered into group purchasing agreements with Columbia/HCA Healthcare Corporation, AmeriNet and Health Services Corporation of America which expire between late 1997 and mid-1998.

        OEM Agreements

        In addition to manufacturing and marketing its own systems, the Company manufactures systems and system components as an original equipment manufacturer ("OEM") for other medical equipment companies. In general, under the Company's OEM agreements, which could expire between 1996 and 1998, the manufacturers are obligated to purchase from the Company certain minimum quantities of systems, system components and subsystems manufactured by the Company. There can be no assurance that upon the expiration of these agreements they will be renewed or that new OEM customers can be identified.

        The Company is party to several agreements with Philips pursuant to which the Company's Lorad division manufactures mammography systems based on Philips and Lorad design criteria and a mobile general purpose X-ray system, both for sale by Philips under the Philips nameplate. The agreement for the purchase of the Lorad mammography systems has an initial term of five years expiring in 1998, and is renewable for successive 12-month terms. The agreement for the purchase of mobile general purpose X-ray systems is renewable for successive 12-month terms. Sales to Philips accounted for 18% of the Company's total revenues in fiscal 1995. Sales to Philips accounted for 45% of XRE's sales in the twelve months ended December 31, 1995.

        The Company is party to an agreement with GE pursuant to which the Company's Bennett subsidiary manufactures radiographic systems utilizing Bennett's high frequency generators for sale by GE under the GE nameplate. The agreement with GE is for an initial term of three years expiring December 31, 1997.

        The Company is a party to an agreement with Philips Medizin Systeme Unternehmensbereich der Philips GmbH ("Philips Germany") pursuant to which the Company's Bennett subsidiary manufactures radiographic systems for sale by Philips Germany outside of the United States and Canada under the Smit Rontgen nameplate. The agreement is renewable for successive 12-month terms. The agreement does not require Philips Germany to purchase any minimum quantity of products, but Philips Germany is required to provide Bennett with a 12-month non-binding rolling forecast of its purchasing requirements.

        In October 1995, the Company entered into an agreement with U.S. Surgical pursuant to which the Company's Lorad division is manufacturing its StereoGuide prone stereotactic biopsy table modified to accept a U.S. Surgical biopsy device for sale by U.S. Surgical under the U.S. Surgical nameplate. U.S. Surgical has agreed to certain minimum purchase requirements to maintain exclusivity.

        The Company's XRE subsidiary manufactures gantries or "positioners" for Philips' PolyDiagnost C2 cardiovascular system and Picker International's Cardicon-L and Omnicon-L cardiovascular systems. Sales to OEM's represented approximately 50% of XRE's total revenues in 1995. The Company's Continental subsidiary sells electrophysiology products to GE, Toshiba and Shimadzu through OEM arrangements.

Research and Development

        The Company maintains active programs for the development of new mammography and X-ray imaging systems. The Company's current development efforts are focused on the development of a full-view digital imaging mammography system, direct detection X-ray sensors and the enhancement of existing mammography products. The Company believes that the digital imaging technology developed for this system also will be readily adaptable to general radiographic and cardiac diagnostic imaging systems. No assurance can be given that the Company's development programs will be successfully completed.

        One of the Company's long-term research and development programs is the development of a Sonic CT (Computed Tomography) system that uses acoustic waves to form high-resolution images of breast tissue. The Company has deferred spending additional resources on Sonic CT at the present time, so that it may concentrate its resources more directly on its digital imaging research and development.

        The Company is developing products based upon digital imaging technology developed by scientists at ThermoTrex. ThermoTrex has granted the Company a fully-paid, exclusive, worldwide, perpetual license to use and sell such technology in the fields of mammography and general radiography. Under the terms of the license agreement with ThermoTrex, if the Company elects to fund approximately $6 million of ThermoTrex's research and development over the next three years, the Company's license will be extended to cover the fields of radiographic/fluoroscopy, mobile C-arm fluoroscopy and cardiology/angiography. The Company will purchase digital imaging detectors from ThermoTrex. See "Relationship and Potential Conflicts of Interest with Thermo Electron and ThermoTrex."

        Research and development expenses of the Company were $7.2 million, $10.7 million and $8.6 million for 1993, 1994 and the nine months ended September 30, 1995, respectively.

Competition

        The health care industry in general, and the market for imaging products in particular, is highly competitive. The Company competes with a number of companies, many of which have substantially greater financial, marketing and other resources than the Company. The Company's competitors include large companies such as GE, Philips, the Siemens Corporation subsidiary of Siemens AG, Toshiba American Medical Systems, Inc. and Toshiba America MRI, Inc. (collectively, "Toshiba"), Shimadzu and Picker International, which compete in most diagnostic imaging modalities, including X-ray imaging. In addition, a significant portion of the Company's sales are to GE, U.S. Surgical and Philips through OEM arrangements. The products sold by such OEMs compete with those offered by the Company and its independent dealers. The Company's StereoLoc II, MF-CYTO and StereoGuide stereotactic needle biopsy systems compete with products offered by GE, Fischer Imaging Corporation and Philips and with conventional surgical biopsy procedures.

        The Company competes primarily on the basis of product features, product performance and reputation as well as price and service. Although the Company believes that its products currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, manufacturing, marketing, service, support, technical and other competitive resources. Competition could increase if new companies enter the market or if existing competitors expand their product lines. See "Risk Factors--Intense Competition" and "--Technological Change and New Products."

Patents and Proprietary Technology

        The Company's policy is to protect its intellectual property rights and to apply for patent protection when appropriate. The Company currently holds numerous issued United States patents expiring at various dates ranging from 1996 to 2014. The Company also has over 10 applications pending for additional United States patents and a number of foreign counterparts for its patents in various foreign countries. In addition, the Company has registered or other trademarks. Patent protection provides the Company with competitive advantages with respect to certain systems. The Company believes, however, that technical know-how and trade secrets are more important to its business than patent protection.

        Competitors of the Company and other third-parties hold issued patents and pending patent applications relating to imaging and other related technologies, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities. See "Risk Factors--Dependence on Patents and Proprietary Rights" and "--Risks Associated With Pending and Threatened Patent Litigation."

        In April 1992, Fischer Imaging Corporation ("Fischer") commenced a lawsuit in the United States District Court, District of Colorado, against the Company's Lorad division, alleging that Lorad's prone breast biopsy systems infringes a Fischer patent on a precision mammographic needle biopsy system. As of June 29, 1996 the Company had aggregate revenues of approximately $55 million from the sale of such systems. The suit requests a permanent injunction, treble damages and attorneys' fees and expenses. If the Company is unsuccessful in defending this lawsuit it may be enjoined from manufacturing and selling its StereoGuide system without a license from Fischer. No assurance can be given that the Company will be able to obtain such a license, if required, on commercially reasonable terms, if at all. In addition, the Company may be subject to damages for past infringement. No assurance can be given as to the amount which the Company may eventually be required to pay in expenses or in such damages. The outcome of patent litigation, particularly in jury trials, is inherently uncertain, and an unfavorable outcome in the Fischer litigation could have a material adverse effect on the Company's business and results of operations.

        The Company also is aware of a U.S. patent held by Nicola E. Yanaki which has been asserted by him against certain automatic exposure control features included in most of the Company's current mammography systems. The Company has been informed by Mr. Yanaki that a competitor of the Company has obtained a license for use of this patent. Although the Company believes that the validity of this patent may be questionable and subject to a successful challenge, if the patent holder were successful in enforcing such patent the Company could be subject to damages for past infringement and enjoined from manufacturing and selling imaging equipment utilizing certain automatic exposure control features, which would have a material adverse effect on the Company's financial condition and results of operations.

        The Company is also aware of an issued European patent with counterparts in other non-U.S. countries relating to imaging equipment utilizing certain automatic exposure control features. The European patent is the subject of an opposition proceeding before the European Patent Office. There can be no assurance as to the outcome of such opposition.

        In connection with the organization of the Company, ThermoTrex agreed to indemnify the Company for any and all cash damages in connection with the Fischer lawsuit and any potential claims by the holder of the automatic exposure control patent described above, with respect to sales of the Company's products occurring prior to October 1995, when the businesses of Lorad and Bennett were transferred to the Company. Notwithstanding this indemnification, the Company would be required to report as an expense in its results of operations the full amount, including any reimbursable amount, of any damages in excess of the amount accrued ($2.3 million as of June 29, 1996), with any indemnification payment it receives from ThermoTrex being treated as a contribution to shareholders' investment. An unsuccessful outcome of this litigation may have a material adverse effect on the business of the Company and on the results of operations of the Company for the period in which such outcome occurs.

        The Company is aware of two U.S. patents owned by a former employee which have been asserted against the Company relating to its HTC grid to be used with the Company's mammography systems. Although the Company believes that the HTC grid does not infringe either of these patents, if the holder of the patents were successful in enforcing such patents, the Company could be subject to damages and enjoined from manufacturing and selling the HTC grid.

Government Regulation

        The Company's products and its research, development and manufacturing activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, medical devices are subject to rigorous FDA review. The federal Food, Drug and Cosmetic Act, the Public Health Services Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, reporting, approval, advertising and promotion of products such as those offered by the Company. Noncompliance with applicable requirements can result in fines, recalls or seizures of products, total or partial suspension of production and criminal prosecution.

        Pursuant to the Medical Device Amendments of 1976 (the "1976 Amendments") to the Federal Food, Drug and Cosmetic Act, and regulations promulgated thereunder, medical devices intended for human use are classified into three categories, Classes I, II and III, depending upon the degree of regulatory control to which they will be subject. The Company believes its current systems are classified as Class II devices.

        If a new medical device, irrespective of whether it is a Class II or III device, is substantially equivalent to an existing device that has been continuously marketed since the effective date of the 1976 Amendments (May 28,

1976) (a "Substantially Equivalent Device"), FDA requirements may be satisfied through a procedure known as a "510(k) Submission," under which the applicant provides product information supporting its claim of substantial equivalence. In a 510(k) Submission, the FDA may also require that it be provided with clinical test results demonstrating the safety and efficacy of the device.

        In connection with new product development, the Company from time to time files 510(k) Submissions. While there can be no assurance in this regard, all of the Company's X-ray components and products previously included in 510(k) Submissions have received findings of substantial equivalence.

        Class III medical devices (which consist of life support/life sustaining devices, diagnostic or implanted devices) that are not Substantially Equivalent Devices are subject to a more stringent and time-consuming FDA approval process.

        The Safe Medical Devices Act of 1990 substantially changed certain aspects of the regulation of the sale of medical devices and, depending on how it is interpreted and enforced, could make it substantially more difficult and time-consuming to comply with pre-marketing clearance and approval processes. Pursuant to this Act, the FDA is required to adopt implementing regulations, which will require among other things that clinical test results supporting the safety and efficacy of a medical device be included with a 510(k) Submission. The regulations also provide that manufacturers of high-risk medical devices (implantable devices, life sustaining/life support devices and such other devices as the FDA may designate) must establish post-market surveillance programs for devices that are first marketed after January 1, 1991.

        The FDA has not yet classified full-view digital imaging mammography systems like the one being developed by the Company. If such systems are classified as Class III devices, the Company would be required to file for FDA marketing clearance for its full-view digital imaging mammography system under the PMA process, which would require substantial clinical trials and post-market follow-up for a number of years. While not classifying such systems, the FDA recently issued a final guidance document relating to the protocol for marketing clearance of full-view digital imaging mammography systems. This document suggests that clearance may be obtained through an enhanced 510(k) application with more extensive clinical trials. The protocol set forth in the final guidance document calls for clinical trials on 520 subjects prior to applying to the FDA for clearance to commercially market such a system. In addition, full-view digital imaging mammography systems will be subject to alternate quality assurance standards under the Mammography Quality Standards Act. The Company will provide the FDA with a proposal for such standard but can make no prediction as to when the FDA will approve such standards, if at all.

        The Company is also subject to periodic inspections by the FDA whose primary purpose is to audit the Company's compliance with Good Manufacturing Practices ("GMP"). Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. In the event that the Company or any of its facilities was determined to be in noncompliance, and to the extent that the Company or such facility was unable to convince the FDA of the adequacy of its compliance, the FDA has the power to assert penalties or remedies, including a recall or temporary suspension of product shipment until compliance is achieved. Such penalties or remedies could have a material adverse effect on the Company's business and results of operations.

        The Company is also regulated by the FDA under the Radiation Control for Health and Safety Act of 1968 (Public Law 90-602) which specifically addresses radiation emitting products. Under this law, the Company is responsible for submitting initial reports on all new X-ray systems that require certification to FDA performance standards. The Company must also submit a quality assurance and test program for FDA review to ensure continued compliance with X-ray performance standards.

        Historically, the Company has been subject to recalls of certain of its products from time to time under Public Law 90-602. Under this law, any product which is not in compliance with the relevant performance standard must be repaired, refurbished or returned at the manufacturer's expense.

        The Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Act, the Federal Water Pollution Control Act, the National Environmental Policy Act and other federal, state or local statutes and regulations. The Company believes that it is in material compliance with these and other applicable federal, state and foreign legal and regulatory requirements under which it operates. However, there can be no assurance that such legal or regulatory requirements will not be amended or that new legal or regulatory requirements will not be adopted, any one of which could have a material adverse effect on the Company's business or results of operations.

Reimbursement

        Suppliers of health care products and services are affected by Medicare, Medicaid and other government insurance programs, as well as by private insurance reimbursement programs. Third party payors (Medicare, Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products by regulating the maximum amount of reimbursement provided for by such payors to the physicians, hospitals and clinics utilizing the Company's products or by taking the position that such reimbursement is not available at all.

        Since 1983, Medicare reimbursement has been based on a fixed amount for admitting a patient with a specific diagnosis. Hospital profit margins have been reduced significantly since the introduction of Diagnosis Related Groups ("DRGs"). As DRG reimbursement is a fixed amount based on a specific diagnosis, hospitals have incentives to use less costly treatment methods. If a new technology is considered to be more cost effective, hospitals will frequently make capital expenditures to provide cost savings. Frequently DRG reimbursement is reduced to reflect the adoption of a new procedure or technique, and as a result hospitals are generally willing to implement new cost saving technologies before these downward adjustments in DRG rates take effect.

        The diagnostic procedures for which the Company's products are intended to be used generally have been approved for Medicare reimbursement. Many of the therapeutic procedures for which the Company's systems can be used have also been approved for Medicare reimbursement. In addition, prior to 1991, hospitals received Medicare reimbursement for the cost of capital equipment such as the Company's products as a "capital pass through," which provided for an 85% reimbursement of the Medicare utilization portion of the equipment cost, pro rated over the depreciable life of the equipment.

        In 1991, the Health Care Financing Administration of the U.S. Department of Health and Human Services published rules to change the method of capital reimbursement for hospitals. The rules changed capital reimbursement from a system based on costs to one based on prospective payment. The rules provide for a ten year transition and permit hospitals with unusually low or high capital reimbursement methods to be reimbursed fairly. The Company believes that the new capital reimbursement rules have impacted facilities expansion more heavily than medical equipment purchases.

        In early 1992, Medicare also began to phase in over a five-year period a new system whereby reimbursement to physicians will be based on the lower of their actual charges or a fee schedule amount based on "resource-based" relative value "scale". This replaced a "charge-based" fee schedule, and is anticipated to generally lower the reimbursements received by radiologists from the previous method.

        The Company believes, however, that since minimally invasive surgical techniques are generally less expensive than open or conventional surgery, stereotactic breast biopsy and other systems offered by the Company provide hospitals the opportunity to save costs and, therefore, possibly benefit from a revised reimbursement system.

Backlog

        At both December 30, 1995 and June 29, 1996, the Company's backlog of firm orders on a pro forma basis assuming the acquisition of XRE and Continental had been completed was approximately $67.5 million. The Company includes in backlog only those orders for which it has received completed purchase orders and for which delivery has been specified within twelve months. Most orders are subject to cancellation by the customer. Because of the possibility of customer changes in delivery schedules, cancellation of orders and potential delays in product shipments, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

Facilities

        The Company operates from four facilities: a 63,500 square foot office and manufacturing facility in Danbury, Connecticut owned by the Company, a 163,000 square foot manufacturing facility in Broadview, Illinois owned by the Company, a 120,000 square foot office and manufacturing facility in Copiague, New York leased by the Company pursuant to a lease expiring in 2005 and a 156,000 square foot office and manufacturing facility in Littleton, Massachusetts leased by the Company pursuant to a lease expiring in 2012. As of May 30, 1996, the annual base rent for the Company's Copiague, New York and Littleton, Massachusetts facilities were approximately $600,000 and $858,000, respectively. The Company has entered into a lease for a new 60,000 square foot building to be constructed adjacent to its existing facility in Danbury, Connecticut. The lease will commence upon completion of the building, which is expected to occur in late 1996, and has a term of ten years with an initial annual base rent of $771,600.

Personnel

        As of September 28, 1996, the Company had 992 employees. None of the Company's employees are represented by a labor union, and the Company considers its relations with its employees to be good.

Legal Proceedings

        Except as described above under "Business--Patents and Proprietary Technology," "Risk Factors--Dependence on Patents and Proprietary Rights" and "--Risks Associated With Pending and Threatened Patent Litigation," the Company is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on the Company or its business.


               RELATIONSHIP AND POTENTIAL CONFLICTS OF INTEREST
                     WITH THERMO ELECTRON AND THERMOTREX

        The Company was incorporated in September 1995 as a wholly-owned subsidiary of ThermoTrex. ThermoTrex acquired all of the outstanding capital stock of Bennett in September 1995 for approximately $42,000,000 in cash, net of cash acquired. On October 2, 1995, the Company acquired all of the outstanding shares of capital stock of Bennett from ThermoTrex in exchange for the $42,000,000 principal amount Convertible Note. Subsequently, on October 16, 1995, ThermoTrex contributed all of the assets and liabilities relating to its Lorad division and the development of its Sonic CT system to the Company in exchange for 20,000,000 shares of Common Stock of the Company.

        Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created publicly and/or privately held majority-owned subsidiaries. The Company and the other Thermo Electron subsidiaries are referred to herein as the "Thermo Subsidiaries."

        In October 1995, ThermoTrex granted to the Company an exclusive, paid-up, royalty-free license for the use of certain technology relating to digital imaging detectors in the fields of mammography and general radiography. Under the license agreement, if the Company funds approximately $6 million of ThermoTrex's research and development of the digital imaging technology in the fields of radiographic/fluoroscopy, mobile C-arm fluoroscopy and cardiology/angiography over the next three years, then ThermoTrex will be obligated to grant the Company a fully-paid, exclusive, worldwide, perpetual license to use and sell the digital imaging technology in these fields. The license agreement provides that ThermoTrex will manufacture products based on the digital imaging technology for the Company in the applicable fields. ThermoTrex will sell the products to the Company at ThermoTrex's cost until the Company has received an amount of Net Profit (as defined below) from the resale of such products equal to amounts paid by the Company for research and development as set forth above less any additional research and development costs incurred by ThermoTrex with the prior written approval of the Company, and thereafter at ThermoTrex's cost plus one-half of Net Profit. For purposes of the preceding sentence, "Net Profit" means the difference between the prices the Company receives upon resale of such products and the aggregate costs of the Company and ThermoTrex relating to such sales. The Company has paid approximately $1,350,000 to ThermoTrex under this arrangement for the nine months ended June 29, 1996.

        The Company has an arrangement with ThermoTrex whereby ThermoTrex provides certain research and development services to the Company and the Company pays ThermoTrex its fully burdened cost of providing such services. For the nine months ended September 30, 1995, the Company paid ThermoTrex approximately $1,536,000 under this arrangement. This arrangement has been superseded by the license agreement described above.

        The Company has an arrangement with the Tecomet division of Thermo Electron for the manufacture of the Company's proprietary HTC grid. Under this arrangement Tecomet manufactures the grid for the Company pursuant to written purchase orders. The Company owns the intellectual property rights to the grid. For the nine months ended September 30, 1995 and the nine months ended June 29, 1996, the Company paid Tecomet $250,000 and $162,275, respectively, under this arrangement.

        Under an arrangement with ThermoLase Corporation, a publicly-traded, majority-owned subsidiary of ThermoTrex, the Company manufactures the laser used in ThermoLase's hair-removal process. The Company manufactures these lasers for ThermoLase pursuant to written purchase orders. As of June 29, 1996, the Company has sold 75 lasers to ThermoLase under this arrangement for an aggregate purchase price of approximately $5,250,000 million and had committed to deliver 100 additional lasers.

        Under an arrangement with Thermedics Detection Inc., a subsidiary of Thermedics, a publicly-traded, majority-owned subsidiary of Thermo Electron, the Company manufactures an X- ray source that is used as a component to a fill-measuring device produced by Thermedics Detection. The Company manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. For the nine months ended September 30, 1995 and the nine months ended June 29, 1996, Thermedics Detection paid the Company $120,000 and $361,600, respectively, under this arrangement.

        The Company believes that the arrangements set forth above are on terms comparable to those the Company would receive from unaffiliated parties.

        On October 2, 1995, in exchange for all of the outstanding shares of capital stock of Bennett, the Company issued the $42,000,000 principal amount Convertible Note to ThermoTrex. The Convertible Note has an interest rate of 4.2% per annum and is convertible into shares of the Company's Common Stock at a conversion price of $11.79 per share. In March 1996, ThermoTrex converted $3,000,000 principal amount of the Convertible Note into 254,452 shares of Common Stock. In July 1996, ThermoTrex converted an additional $31,000,000 principal amount of the Convertible Note into 2,629,346 shares of Common Stock.

        ThermoTrex develops advanced technologies, which it is incorporating into commercial products for the personal-care and avionics industries. For the nine months ended September 30, 1995, ThermoTrex had consolidated revenues of $86,531,000 and consolidated net income of $36,341,000, including a gain on the issuance of stock by a subsidiary of $34,721,000.

        Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments, biomedical products including heart-assist systems and respiratory care products, papermaking and paper-recycling equipment, alternative-energy systems, industrial process equipment and other specialized products. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal year ended December 30, 1995, Thermo Electron had consolidated revenues of $2,207,417,000 and consolidated net income of $140,080,000. See "Risk Factors--Potential Conflicts of Interest" and "--Significant Additional Shares Eligible for Sale After the Offerings."

The Thermo Electron Corporate Charter

        Thermo Electron and the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

        To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for ensuring that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

        The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any

Thermo Subsidiary, including the Company, may withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

Corporate Services Agreement

        As provided in the Charter, Thermo Electron and the Company have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. In
1994 and 1995, Thermo Electron assessed the Company an annual fee for these services equal to 1.25% and 1.20%, respectively, of the Company's total revenues. Effective January 1, 1996, the fee was reduced to 1.0% of the Company's total revenues. The fee may be changed by mutual agreement of the Company and Thermo Electron. During the nine months ended September 30, 1995, Thermo Electron assessed the Company $663,000 in fees under the Services Agreement. The Company believes that the charges under the Services Agreement are representative of the expenses the Company would have incurred on a stand-alone basis and that the terms of the Services Agreement are reasonable. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

Tax Allocation Agreement

        The Tax Allocation Agreement between ThermoTrex and the Company outlines the terms under which the Company is to be included in ThermoTrex's consolidated federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as ThermoTrex owns at least 80% of the outstanding Common Stock of the Company. In years in which the Company has taxable income, it will pay to ThermoTrex amounts comparable to the taxes it would have paid if it had filed its own separate corporate tax returns. If ThermoTrex's equity ownership of the Company were to drop below
80%, then the Company would file its own income tax returns.

Master Guarantee Reimbursement Agreements

        The Company has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that the Company will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on the Company's behalf. ThermoTrex has entered into a similar agreement with Thermo Electron with regard to the Company's obligations which are guaranteed by Thermo Electron. The Company has also entered into a Master Guarantee Reimbursement Agreement with ThermoTrex which provides that the Company will reimburse ThermoTrex for any costs it incurs in the event that ThermoTrex is required to pay Thermo Electron or any other party pursuant to any guarantees it issues on the Company's behalf.

Miscellaneous

        Currently, ThermoTrex beneficially owns 80% of the outstanding shares of Common Stock (excluding shares of Common Stock issuable upon the conversion of the Convertible Note). ThermoTrex presently intends to maintain at least an 80% interest in the Company. This will require ThermoTrex to convert additional principal amounts of the Convertible Note or to purchase additional shares of Common Stock from time to time as the number of outstanding shares issued by the Company increases. These purchases may be made either in the open market or directly from the Company. See "Risk Factors--Control by ThermoTrex."

        The Company's cash equivalents may be invested from time to time pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement will be readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

MANAGEMENT

The directors and executive officers of the Company and their ages as of September 28, 1996 are as follows:

             Name          Age                           Position
             ----          ---                           --------
Gary S. Weinstein          38      Chairman of the Board and Director
Anthony J. Pellegrino      55      Vice Chairman of the Board and Director
Hal Kirshner               55      Chief Executive Officer, President and Director
John N. Hatsopoulos        61      Vice President, Chief Financial Officer and Director
Paul F. Kelleher           53      Chief Accounting Officer
Elias P. Gyftopoulos (2)   68      Director
Robert C. Howard           65      Director
Earl R. Lewis              52      Director
James W. May, Jr. (1)(2)   53      Director
Hutham S. Olayan (1)(2)    42      Director
Firooz Rufeh               58      Director
Kenneth Y. Tang            48      Director

--------------------
(1)     Member of the Audit Committee.
(2)     Member of the Human Resources Committee.

        All of the Company's directors are elected annually by the shareholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Mr. Weinstein, Mr. Hatsopoulos, Mr. Kelleher, Mr. Howard, Mr. Lewis, Mr. Rufeh and Dr. Tang are full-time employees of Thermo Electron, ThermoTrex or other subsidiaries of Thermo Electron, but these individuals devote such time to the affairs of the Company as the Company's needs reasonably require from time to time. Because each of these individuals owes duties to each of the entities for which he serves as an officer or director, there may be circumstances in which such individual has a conflict of interest. See "Risk Factors--Potential Conflicts of Interest" and "Relationship and Potential Conflicts of Interest with Thermo Electron and ThermoTrex."

        Mr. Weinstein has been Chairman of the Board and a Director of the Corporation since February 1996. Mr. Weinstein has also been Chairman and Chief Executive Officer of ThermoTrex and a Vice President of Thermo Electron since February 1996. Mr. Weinstein was a Managing Director of Lehman Brothers Inc. from 1992 until February 1996, serving most recently as Managing Director, head of Global Syndicate and Equity Capital Markets since March 1995. Prior to that appointment, Mr. Weinstein served in various positions at Lehman Brothers since joining the firm in 1988, including head of Equities in Europe, head of Equity New Issues in North and South America and head of Global Convertible Securities. Mr. Weinstein is also a Director of ThermoTrex and ThermoLase Corporation.

        Mr. Pellegrino has been Vice Chairman of the Board and a Director of the Company since its inception in October 1995. Mr. Pellegrino has been a Senior Vice President of ThermoTrex since July 1995 and was Chairman of Lorad for more than five years prior to that time. Mr. Pellegrino is also a Director of ThermoQuest Corporation and ThermoLase Corporation.

        Mr. Kirshner has been Chief Executive Officer, President and a Director of the Company since its inception in October 1995. Mr. Kirshner has been President of Lorad since February 1991. Prior to that time, he served as Chief Operating Officer and President of Electrolux Water Systems, Inc.

        Mr. Hatsopoulos has been Vice President, Chief Financial Officer and a Director of the Company since its inception in October 1995. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of ThermoTrex since 1990, the Chief Financial Officer of Thermo Electron since 1988 and an Executive Vice President of Thermo Electron since 1986. He is also a director of Thermo BioAnalysis Corporation, Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Power Corporation, Thermo TerraTech Inc., Thermo Optek Corporation, ThermoQuest Corporation, Thermo Sentron Inc., ThermoTrex and Lehman Brothers Funds, Inc., an open-end investment management company.

        Mr. Kelleher has been the Chief Accounting Officer of the Company since its inception in October 1995. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from 1982 to January 1996. He is a director of ThermoLase Corporation.

        Dr. Gyftopoulos has been a Director of the Company since its inception in October 1995. Dr. Gyftopoulos has been the Ford Professor of Mechanical Engineering and of Nuclear Engineering at the Massachusetts Institute of Technology for more than five years. Dr. Gyftopoulos is also a director of Thermo BioAnalysis Corporation, Thermo Cardiosystems Inc., Thermo Electron, ThermoLase Corporation, Thermo Remediation Inc., ThermoSpectra Corporation and Thermo Voltek Corp.

        Mr. Howard has been a Director of the Company since its inception in October 1995. Mr. Howard has been an Executive Vice President of Thermo Electron since 1986. He is also a Director of Thermedics Inc., Thermo Cardiosystems Inc., ThermoLase Corporation, Thermo Power Corporation, and ThermoTrex.

        Mr. Lewis has been a Director of the Company since its inception in October 1995. Mr. Lewis has been Vice President of Thermo Electron since September 1996 and Executive Vice President and Chief Operating Officer of Thermo Instrument Systems Inc. since December 1995 and served as a Vice President of that company from 1990 to 1995. He has also served as Chief Executive Officer, President and a Director of Thermo Optek Corporation since August 1995, and President of Thermo Jarrell Ash Corporation for more than five years. Mr. Lewis is also Chairman of the Board and a Director of ThermoSpectra Corporation.

        Dr. May has been a Director of the Company since February 1996. He has been Professor of Surgery at Harvard Medical School since 1994 and was Associate Clinical Professor of Surgery for more than five years prior to that time.

        Ms. Olayan has been a Director of the Company since February 1996. She has served as President and a director of Olayan America Corporation since 1995 and Competrol Real Estate Limited since 1986, which are members of the Olayan Group engaged in advisory services and private real estate investments, respectively. Ms. Olayan also served as President and a director of Crescent Diversified Limited, another member of the Olayan Group engaged in private investments, from 1985 until 1994. Ms. Olayan is also a Director of Thermo Electron.

        Mr. Rufeh has been a Director of the Company since its inception in October 1995 and was its Chairman of the Board from October 1995 to February 1996. Mr. Rufeh has been the President of ThermoTrex since 1988 and a Vice President of Thermo Electron since January 1986. From 1985 to 1990, he was Chairman of the Board of Thermo Power Corporation. He is also a Director of ThermoTrex and ThermoLase Corporation.

        Dr. Tang has been a Director of the Company since its inception in October 1995. Dr. Tang has been Senior Vice President of ThermoTrex for more than five years and was President of ThermoLase Corporation from December 1992 to May 1995. He is also a director of ThermoLase Corporation.

Compensation of Directors

        Directors who are not employees of the Company, Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of director fees is made quarterly. Messrs. Weinstein, Pellegrino, Kirshner, Hatsopoulos, Howard, Lewis and Rufeh and Dr. Tang are employees of members of the Thermo Electron companies and do not receive any cash compensation from the Company for their services as directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

        Directors Deferred Compensation Plan.   Under the Company's Deferred
Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his or her fees until he or she ceases to serve as a director, dies or retires from his or her principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the Board of Directors, deferred amounts become payable immediately. For purposes of the Deferred Compensation Plan, a change of control is defined as: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of ThermoTrex or 25% or more of the outstanding common stock of Thermo Electron or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of ThermoTrex or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 25,000 shares under this Plan. As of the date of this Prospectus, 24 units had been accumulated under the Deferred Compensation Plan.

        Directors Stock Option Plan.   The Company has adopted a directors stock
option plan (the "Plan") providing for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. The Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to eligible directors, provided the Common Stock is then publicly traded. A total of 200,000 shares of Common Stock have been reserved for issuance under the Plan.

        Under the Plan, each eligible director and each new outside director initially joining the Board of Directors in 1996 will be granted an option to purchase 40,000 shares of Common Stock upon the later of the adoption of the plan or the director's appointment or election. The size of the award to new directors appointed to the Board of Directors after 1996 will be reduced by 10,000 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are presently exercisable, however, the shares acquired upon exercise are subject to restrictions on transfer and the right of the Company to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Company or any other Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in annual installments of 10,000 shares per year, starting with the first anniversary of the date of grant, provided the director has continuously served as a director of the Company, Thermo Electron or any subsidiary of Thermo Electron since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies, ceases to be an eligible director or otherwise ceases to serve as a director of the Company, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

        Commencing in 2000, eligible directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of shareholders of the Company to each outside director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the date of grant and prior to the expiration of the option on the third anniversary of the date of grant. Shares acquired upon exercise of the options would be subject to repurchase by the Company at the exercise price if the recipient ceased to serve as a director of the Company or any other Thermo Electron company prior to the first anniversary of the date of grant for any reason other than death.

        The exercise price for options granted under the Plan is determined by the average of the closing prices reported by the American Stock Exchange (or such other principal exchange on which the Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted or, if the shares underlying the option were not so traded, at the last price paid per share by independent investors in an arms' length transaction with the Company prior to the date of grant.

        Grants of stock options to outside directors have consisted of 40,000 shares granted in November 1995 at an exercise price of $10.25 per share and 80,000 shares granted in February 1996 at an exercise price of $10.75 per share.

Certain Transactions

     On November 22, 1995, November 30, 1995 and January 31, 1996, the Company completed private placements primarily to outside investors of minority investments in its Common Stock at purchase prices of $10.25 per share in the November 1995 private placements and $10.75 per share in the January 1996 private placement. Crescent International Holdings Ltd. purchased an aggregate of 200,000 shares of the Common Stock of the Company in such private placements. Crescent International Holdings Ltd. is indirectly controlled by Suliman S. Olayan, the father of Hutham S. Olayan, a Director of the Company. In addition, the following directors and officers purchased the number of shares of the Company's Common Stock set forth below in such private placements: Anthony J. Pellegrino, Vice Chairman and Director, 20,000 shares; Hal Kirshner, Chief Executive Officer, President and Director, 100,000 shares; Robert C. Howard, Director, 2,500 shares; Firooz Rufeh, Director, 19,600 shares; and Kenneth Y. Tang, Director, 1,200 shares.


                            EXECUTIVE COMPENSATION

Compensation of Executive Officers

  Summary Compensation Table

     The following table summarizes compensation for services to the Company in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer for the last full fiscal year ("fiscal 1996"), for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year end to September 30, and for the preceding full fiscal year from January 2, 1994 to December 31, 1994 ("Fiscal 1994"). No other executive officer of the Company met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules during these periods.

     The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Relationship and Potential Conflicts of Interest with Thermo Electron and ThermoTrex."

                          Summary Compensation Table

                                                                              Long-Term
                                        Annual Compensation                  Compensation
                                        -------------------                  ------------

          Name and                  Fiscal                                            Securities                   All Other
     Principal Position              Year         Salary          Bonus           Underlying Options (3)         Compensation (4)
     ------------------              ----         ------          -----           ----------------------         ----------------
Hal Kirshner
Chief Executive Officer
and President...................     1996        $192,500          --  (1)             150,000(TXM)                 $9,958 (5)
                                                                                           150(TMO)
                                     1995         150,000(2)    $ 200,000                   --                       7,005
                                     1994         200,000         180,000               22,500(TMO)                  6,750

--------------------
(1) Compensation for executive officers is reviewed and determined annually at the end of each calendar year. Accordingly, bonuses have not yet been determined for fiscal 1996.

(2) Salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995, as a result of the change in the Company's fiscal year-end.

(3) In addition to receiving options to purchase Common Stock (designated in the table as TXM), Mr. Kirshner was granted options to purchase shares of the common stock of Thermo Electron (designated in the table as TMO). Information with respect to options to purchase the common stock of Thermo Electron reflect a three-for-two split effected in May 1996.

(4) Represents the amount of matching contributions made by the individual's employer on behalf of the Chief Executive Officer under the Thermo Electron 401(k) plan.

(5) In addition to the matching contribution referred to in footnote (4), such amount includes $4,614, representing the market value of 115 shares of Thermo Electron common stock received by Mr. Kirshner in May 1996 in recognition of his managerial achievements at Thermo Electron's Annual Management Conference.

Stock Options Granted During Fiscal 1996

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to the Chief Executive Officer. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.


                      Option Grants in Last Fiscal Year

                                                                                                      Potential Realizable
                                                % of Total                                           Value at Assumed Annual
                      Number of Shares        Options Granted        Exercise                         Rates of Stock Price
                     Underlying Options       to Employees in        Price Per       Expiration      Appreciation for Option
     Name                Granted (1)            Fiscal Year           Share            Date                 Term (2)
     ----                -----------            -----------           -----            ----                 --------
                                                                                                        5%               10%
Hal Kirshner             150,000 (TXM)             15%               $11.00           3/26/08        $1,312,500       $3,528,000
                             150 (TMO)(3)         .01%                42.79           5/22/99             1,011            2,124

-------------

l) The options to purchase shares of the Common Stock of the Company are presently exercisable, however, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The repurchase rights are deemed to lapse 20% per year commencing on the fifth anniversary of the grant date. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The granting corporation may permit the holders of all options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

(3) These options were granted as a part of Thermo Electron's stock option program, and have the same terms as stated in footnote (1), except that the options have a three-year term and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

   Stock Options Exercised During Fiscal Year 1996 and Fiscal Year-End Option Values

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Chief Executive Officer. No stock appreciation rights were exercised or outstanding during fiscal 1996.

               Aggregated Option Exercises in Last Fiscal Year
                      and Fiscal Year-End Option Values

                                                                                Number of Shares              Value of
                                                                                   Underlying               Unexercised
                                                                                   Unexercised              In-the-Money
                                                                                Options at Fiscal         Options at Fiscal
                                                                                    Year-End                  Year-End
                                                                                    --------                  --------
                                             Number of
                                              Shares
                                             Acquired           Value              Exercisable/             Exercisable/
    Name              Company               on Exercise        Realized           Unexercisable (1)         Unexercisable
    ----              -------               -----------        --------           -----------------         -------------
Hal Kirshner    Trex Medical Corporation        --                --                 150,000/0               $1,387,500/-

                ThermoTrex                    76,500          $2,079,270              73,000/0                1,809,155/-

                ThermoLase                      --                --                  36,400/0                  787,150/-

                Thermo Electron                 --                --                 116,025/0                2,953,132/-

---------

(l) All of the options reported outstanding at the end of the fiscal year are immediately exercisable. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five to ten year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

(2) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Kirshner are subject to the same terms described in footnote
     (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

Employment Agreements

     In connection with the acquisition of the LORAD Corporation ("LORAD") in November 1992, the Company entered into an employment agreement with Mr. Hal Kirshner. Mr. Kirshner's agreement called for Mr. Kirshner to serve as President and Chief Operating Officer of LORAD until December 31, 1995, at a base salary of $200,000 per year plus bonus.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholder

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of September 28, 1996 by ThermoTrex, which is the only person or entity that owns beneficially more than 5% of the outstanding shares of Common Stock. See "Risk Factors_Control by ThermoTrex."

                                                                                       Percentage of
                                                     Number of Shares                Outstanding Shares
  Name and Address of Beneficial Owner              Beneficially Owned               Beneficially Owned
  ------------------------------------              ------------------               ------------------
ThermoTrex Corporation (1) .....................     23,562,339 (2)                         80%

  10455 Pacific Center Court
  San Diego, CA 92121

-----------
(l) ThermoTrex is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by ThermoTrex. Thermo Electron disclaims beneficial ownership of these shares.

(2) Includes 678,561 shares of Common Stock issuable upon conversion of the Convertible Note.

     ThermoTrex has adopted a stock option plan with respect to the Common Stock that it beneficially owns. Under this plan, options to purchase up to 400,000 shares of such stock may be granted to any person within the discretion of the human resources committee of the Board of Directors of ThermoTrex, including officers and key employees of ThermoTrex.

Management

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of September 28, 1996 as well as information regarding the beneficial ownership of the common stock of ThermoTrex and Thermo Electron, as of September 28, 1996, with respect to (i) each of the Company's directors, (ii) the Chief Executive Officer, and (iii) all directors and executive officers of the Company as a group.

                                                                                                   Thermo
                                                    Trex Medical           ThermoTrex             Electron
               Name (1)                             Corporation (2)       Corporation (3)       Corporation (4)
               --------                             ---------------       ---------------       ---------------
Gary S. Weinstein ................................      315,000               110,000               150,412
Anthony J. Pellegrino ............................      146,472               930,621               115,875
Hal Kirshner .....................................      285,000                92,968               117,184
Elias P. Gyftopoulos .............................       40,000                 4,500                71,070
John N. Hatsopoulos ..............................       40,383                 5,423               556,059
Robert C. Howard .................................       43,674                35,554               192,685
Earl L. Lewis ....................................       40,500                   420               131,914
James W. May, Jr. ................................       40,000                     0                     0

Hutham S. Olayan .............................................       45,024          9,500        23,799
Firooz Rufeh .................................................       83,600        101,788       134,263
Kenneth Y. Tang ..............................................       48,706         79,203        26,204
All directors and executive officers as a group (12 persons)      1,134,359      1,380,377     1,664,367

-------------
(l) Except as reflected in the footnotes to this table, shares of Common Stock and common stock of ThermoTrex and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership involves sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Mr. Weinstein, Mr. Pellegrino, Mr. Kirshner, Dr. Gyftopoulos, Mr. Hatsopoulos, Mr. Howard, Mr. Lewis, Dr. May, Ms. Olayan, Mr. Rufeh, Dr. Tang and all directors and executive officers as a group include 300,000, 40,000, 150,000, 40,000, 40,000, 40,000, 40,000, 40,000, 40,000, 40,000, 40,000 and 816,000 shares respectively, that such person or group has the right to acquire within 60 days of September 28, 1996, through the exercise of stock options. Shares beneficially owned by Ms. Olayan and by all directors and executive officers as a group include 24 shares allocated through September 28, 1996 to Ms. Olayan's account maintained pursuant to the Company's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 200,000 shares owned by Crescent International Holdings Ltd., a member of the Olayan Group. Crescent International Holdings Ltd. is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. Shares beneficially owned by Mr. Rufeh include 19,600 shares held in a family trust. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of September 28, 1996, other than Mr. Weinstein who beneficially owned approximately 1.0% of such Common Stock; and all directors and executive officers as a group beneficially owned 3.8% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of ThermoTrex beneficially owned by Mr. Weinstein, Mr. Pellegrino, Mr. Kirshner, Dr. Gyftopoulos, Mr. Hatsopoulos, Mr. Howard, Ms. Olayan, Mr. Rufeh, Dr. Tang and by all directors and executive officers as a group include 100,000, 134,500, 73,000, 4,500, 2,100, 31,320 4,500, 66,000, 63,318 and 489,638 shares, respectively, that such person or group has the right to acquire within 60 days of September 28, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Pellegrino include 10,408 shares held in a trust of which Mr. Pellegrino's spouse is the trustee. No director or executive officer beneficially owned more than 1% of the common stock of ThermoTrex outstanding as of September 28, 1996, other than Mr. Pellegrino, who beneficially owned approximately 4.8% of such common stock; all directors and executive officers as a group beneficially owned 7.0% of such common stock outstanding as of such date.

(4) The shares of common stock of Thermo Electron have been adjusted to reflect a three-for-two stock split effected in May 1996. Shares of the common stock of Thermo Electron beneficially owned by Mr. Weinstein, Mr. Pellegrino, Mr. Kirshner, Dr. Gyftopoulos, Mr. Hatsopoulos, Mr. Howard, Mr. Lewis, Ms. Olayan, Mr. Rufeh, Dr. Tang and by all directors and executive officers as a group include 150,075, 115,875, 116,025, 9,375, 429,685,
     47,361, 126,937, 9,375, 90,560, 23,850 and 1,216,692 shares, respectively, that such person or group has the right to acquire within 60 days of September 28, 1996, through the exercise of stock options. Shares beneficially owned by Ms. Olayan and by all directors and executive officers as a group include 14,424 shares allocated through September 28, 1996 to Ms. Olayan's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Hatsopoulos, Mr. Howard, Mr. Lewis, Mr. Rufeh, Dr. Tang and by all directors and executive officers as a group include 1,225, 1,963, 617, 1,142, 538 and 6,713 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's Employee Stock Purchase Plan of which the trustees who have investment power over its assets are executive officers of Thermo Electron. Shares beneficially owned by Ms. Olayan do not include 4,384,500 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of September 28, 1996; all directors and executive officers as a group beneficially owned 1.1% of the common stock of Thermo Electron outstanding as of September 28, 1996.


                             SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders, the number of shares of the Company's Common Stock each owned, the number of shares that may be offered by each of them pursuant to this Prospectus and the number of Shares each will own after completion of the offering, assuming all of the Shares being offered hereby are sold.

                                                       Shares of
                                                     Common Stock                                   Shares Owned
                                                     Owned Prior to           Shares Being         after Completion
         Selling Shareholder                        the Offering (1)            Offered             of the Offering
         -------------------                        ----------------            -------             ---------------
Hal Kirshner (2)                                         285,000                100,000                  185,000

Crescent International Holdings Ltd. (3)                 200,000                200,000                        0

Kemper Technology Fund                                   185,000                 60,000                  125,000

Ryco & Co.                                               140,000                140,000                        0

The Acorn Fund                                           125,000                 50,000                   75,000

Thomas Paine Investors LP                                 73,400                 50,000                   23,400

W.H.I. Growth Fund L.P.                                   69,600                 36,000                   33,600

Anthony J. Pellegrino (4)                                146,472                 20,000                  126,472

U.S. Trust                                                60,000                 60,000                        0

Rufeh Family Trust (5)                                    83,600                 19,600                   64,000

DSV Partners IV                                           50,000                 50,000                        0

Bank Julius Baer & Co. AG.                                50,000                 50,000                        0

Dreyfus New Leaders Fund, Inc.                            50,000                 50,000                        0

Robert C. Howard (6)                                      43,674                  2,500                   41,674

Daniel Lyke                                               41,230                 25,000                   16,230

Kenneth Y. Tang (7)                                       48,706                  1,200                   47,506

Pittway Retirement Trust                                  40,600                 21,000                   19,600

Warburg, Pinous Emerging Growth Fund,                     40,000                 40,000                        0
Inc

Darier, Hentsch & Cie, Geneva                             40,000                 40,000                        0

IBJ Schroder Bank & Trust Co.                             40,000                 40,000                        0

Alliance Global Environment Fund                          35,000                 35,000                        0

Tudor BVI Futures Ltd                                                   26,700   26,700       0
Compagnie De Gestion Et De Banque Gonet S.A                             25,000   25,000       0
BP Pension Trustees Limited                                             25,000   25,000       0
CS Zurich                                                               25,000   25,000       0
Bankers Trust TTEE for Chrysler Corp. Empl. #1 Pension Plan             24,000   24,000       0
Chase Manhattan, N.A., TTEE for IBM Corp. Retirement Plan               24,000   24,000       0
Dresdner Bank (Schweiz) AG                                              23,000   23,000       0
The Kaufman Fund                                                        20,000   20,000       0
Warburg, Pincus Post-Venture Capital Fund, Inc                          20,000   20,000       0
Cudd & Co                                                               20,000   20,000       0
Loews Corp.                                                             20,000   20,000       0
State Street Bank Cust. for GE Pension Trust                            18,000   18,000       0
Banca Del Gottardo                                                      16,000   16,000       0
WNC Corporation                                                         15,000   15,000       0
Smaragda Manuelides                                                     15,000   15,000       0
James Pellegrino                                                        15,000   10,000   5,000
C.O. Nominees Ltd                                                       14,000   14,000       0
Wolverine Capital L.P.                                                  12,500   12,500       0
Discount Bank Geneva                                                    12,500   12,500       0
Turnstone Co.                                                           12,500   12,500       0
Oddo & Cie                                                              12,500   12,500       0
Peter O. Crisp (8)                                                      12,345   10,000   2,345
Essex Special Growth Opportunities Fund L.P.                            12,035   10,000   2,035
Raptor Global Fund Ltd                                                  11,400   11,400       0
Bank Clariden                                                           11,250   10,000   1,250
Irving Harris Foundation B                                              11,000   10,000   1,000
Irving Harris Foundation A                                              11,000   10,000   1,000
Ueberseebank AG                                                         11,000   11,000       0
SE Banken Fonder                                                        10,000   10,000       0
Philip H. Geier                                                         10,000   10,000       0
EFAL Investment  Co.                                                    10,000   10,000       0
The Dora Razis 1981 Trust                                               10,000   10,000       0

Lupo Del Bono                                                           10,000   10,000       0
U.B.S. Geneve                                                           10,000   10,000       0
Banque Nationale De Paris (Suisse) SA                                   10,000   10,000       0
Auer & Co                                                               10,000   10,000       0
Glyns Nominees                                                          10,000   10,000       0
Brett A. Spivey (9)                                                      9,800    9,800       0
James J. O'Donnell IRA Account                                           9,200    7,000   2,200
Raptor Global Fund L.P.                                                  8,100    8,100       0
Gamma Co., Inc                                                           8,000    8,000       0
Harold Speert                                                            7,750    2,500   5,250
Kathryn H. Speert                                                        7,750    2,500   5,250
Yiska Moser Trust                                                        6,650    6,000     650
Harny & Co                                                               6,500    6,500       0
Robert A. Mccabe (10)                                                    6,050    5,000   1,050
Aptargroup Inc. Master Pension                                           5,800    3,000   2,800
Emanon Partners L.P.                                                     5,500    5,000     500
Richard B. Felder                                                        5,500    5,000     500
Michael D. Mintz Trust                                                   5,500    5,000     500
William N. Pontikes                                                      5,500    5,000     500
Martin D. Cohn & Gerald L. Cohn Co. TTE's Gerald Cohn Revocable Trust    5,000    5,000       0
Deutsche Morgan Grenfell/CJ Lawrence Inc                                 5,000    5,000       0
Spencer Hempleman                                                        5,000    5,000       0
CTM Financial Corp                                                       5,000    5,000       0
Orsenna Ltd.                                                             5,000    5,000       0
ABN Amro Bank                                                            5,000    5,000       0
Low-Beer Family Trust                                                    5,000    5,000       0
AWAD & Associates L.P                                                    5,000    5,000       0
Kink & Co                                                                5,000    5,000       0
Aries Trading Ltd                                                        5,000    5,000       0
Jackie L. Stone                                                          5,000    5,000       0
Darier, Hentsch Private Bank & Trust Ltd                                 5,000    5,000       0
James S. Milgard                                                         5,000    5,000       0
Petronome Corporation                                                    5,000    5,000       0
Carter Hempleman                                                         5,000    5,000       0
Randolph & Judith Pace JTWROS                                            5,000    5,000       0

Martin R. Walsh                                                          5,000    5,000       0
Brebar Investments                                                       4,950    4,500     450
Sico Ltd                                                                 4,950    4,500     450
Delahaye Finance                                                         4,750    4,750       0
Via Bourse                                                               4,750    4,750       0
Ian A.D. Pilkington                                                      4,400    4,000     400
Charles J. Cazelet                                                       4,400    4,000     400
David M. Wentworth - Stanley                                             4,400    4,000     400
Lloyd Arnel                                                              4,120    1,200   2,920
Bruce E. Toll                                                            4,000    4,000       0
Lawrence D. Altschut                                                     4,000    4,000       0
Harvey Greenfield                                                        4,000    4,000       0
Alan J. Rubin                                                            4,000    4,000       0
Michael Bollag                                                           4,000    4,000       0
Tudor Arbitrage Partners, L.P.                                           3,800    3,800       0
Laurence D. Hollingworth                                                 3,520    3,200     320
Soginvest Banca                                                          3,500    3,500       0
Natalie Karp & Jason Karp                                                3,500    1,000   2,500
William C. Bartholomay                                                   3,300    3,000     300
Lee Ruwitch, As Trustee Of The Lee Ruwitch Family Trust                  3,000    3,000       0
Evangelos Kapetanakis                                                    3,000    3,000       0
Edward V. Locke                                                          2,600    1,200   1,400
Georgia Veru & Theodore Veru                                             2,500    2,500       0
RJW Kooijman                                                             2,500    2,500       0
Molly Spira                                                              2,500    2,500       0
MD Funding Inc                                                           2,500    2,500       0
Swiss Bank Corporation Lausanne                                          2,500    2,500       0
Edward Stewart Revocable Trust                                           2,500    2,500       0
Alan Novich                                                              2,500    2,500       0
William C. Struyk                                                        2,200    2,000     200
Adams Street Joint Venture                                               2,200    2,000     200
Steven J. Kemper                                                         2,100    1,000   1,100
Zurcher Kantonalbank                                                     2,000    2,000       0
Hare & Co                                                                2,000    2,000       0
Nancy Schachter                                                          2,000    1,000   1,000
Coutts & Co. AG, Zurich                                                  2,000    2,000       0

George Kambanis                                                          2,000   2,000       0
Angelos D. Koutsonikolis                                                 2,000   2,000       0
Frank Jungers (11)                                                       2,000   2,000       0
Spyros Capralos                                                          2,000   2,000       0
Michael J. Schmerin  & Dafna Schmerin Jtwros                             2,000   2,000       0
The Artemis Zavaliangos 1991 Trust                                       2,000   2,000       0
James Linus                                                              2,000   2,000       0
Francesco Benvenuti                                                      2,000   2,000       0
Matthew Frank                                                            2,000   2,000       0
Sarah McAlpine                                                           2,000   2,000       0
Matthew Neville                                                          1,980   1,800     180
C.J. Middleton                                                           1,650   1,500     150
Paul F. Ferrari, Trustee (12)                                            1,600   1,000     600
Richard J. Gusick, IRA Acct., Cowen & Co. Cust                           1,500   1,500       0
Martin R. Post                                                           1,500   1,500       0
Michael Kyriacopoulos & C. Kyriacopoulos JTWROS                          1,500   1,000     500
Nicholas T. Zervas (13)                                                  1,500   1,500       0
Alvin J. Smith                                                           1,300   1,300       0
James O.R. Weaver                                                        1,210   1,100     110
Marilyn Karp                                                             1,200   1,000     200
Richard & Christine Cowgill JTWROS                                       1,100   1,000     100
Theobald M. Karch TTEE Theobald M. Karch Revocable Trust                 1,000   1,000       0
George R. Freund                                                         1,000   1,000       0
Giordano Martinelli                                                      1,000   1,000       0
Mahi-niki Loumidis                                                       1,000   1,000       0
Michael Mellman                                                          1,000   1,000       0
Murray Norkin                                                            1,000   1,000       0
Frederic M. Rosemore & Marion Rosemore JTWROS                            1,000   1,000       0
Sigler & Co.                                                             1,000   1,000       0
E. Crosby Lewis                                                          1,000   1,000       0
Bank Leu Ag Zurich                                                       1,000   1,000       0
Ernest Aloi                                                              1,000   1,000       0
Bank Fur Handel und Effekten                                             1,000   1,000       0

Stuart Albrecht                                                          1,000   1,000       0
Karen M. Levin                                                             815     700     115
Dr. Richard V. Aghababian                                                  550     500      50
Volksbank Kufstein                                                         500     500       0
U.B.S. Zurich                                                              500     500       0
Seema Sachdeva & Rakesh Sachdeva                                           500     500       0
Fabrizia Egger                                                             500     500       0
Meinl Bank                                                                 500     500       0
Ben G. Whitefield                                                          495     450      45
Charles R.E. Cottan                                                        495     450      45
Norman A. Pedersen III                                                     275     250      25
Christine D. Vinchesi                                                      250     250       0

(1) Except as otherwise reflected in the footnotes to th is table, all share ownership includes Shares owned by the Selling Shareholders and shares that the Selling Shareholders have the right to acquire within 60 day s of September 28, 1996, through the exercise of stock options.
(2) Hal Kirshner is Chief Executive Officer, President and Director of the Company.
(3) Crescent International Holding Ltd., a member of the Olayan Group, is indirectly controlled by Suliman S. Olayan, the father of Hutham S. Olayan, a director of the Company. Ms. Olayan disclaims beneficial ownership of these shares.
(4) Anthony J. Pellegrino is Vice Chairman of the Board and Director of the Company and Senior Vice President of ThermoTrex.
(5) Firooz Rufeh is a Director of the Company, President and Director of ThermoTrex and Vice President of Thermo Electron.
(6) Robert C. Howard is a Director of the Company and ThermoTrex and an Executive Vice President of Thermo Electron.
(7) Kenneth Y. Tang is a Director of the Company and a Senior Vice President of ThermoTrex.
(8)  Peter O. Crisp is a Director of ThermoTrex and Thermo Electron.
(9)  Brett A. Spivey is a Vice President of ThermoTrex.
(10) Robert A. McCabe is a Director of Thermo Electron.
(11) Frank Jungers is a Director of Thermo Electron.
(12) Paul F. Ferrari is a Director of ThermoTrex.
(13) Nicholas T. Zervas is a Director of ThermoTrex.

        The Shares are being registered to permit public secondary trading of the Shares from time to time by the Selling Shareholders. All of the Shares being offered by the Selling Shareholders were sold by the Company in private placement transactions pursuant to Stock Purchase Agreements with the Company dated November 22, 1995, November 30, 1995 and January 31, 1996 (collectively, the "Purchase Agreements").

        In the Purchase Agreements, the Company agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Sale of Shares." The Company has agreed to prepare and file such amendments and supplements to the Registration Statement of which this Prospectus forms a part as may be necessary to keep the Registration

Statement effective until all the Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, required to be registered for the public sale thereof by the Selling Shareholders.


                                SALE OF SHARES

        The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

        The Selling Shareholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.


                         DESCRIPTION OF CAPITAL STOCK

        As of September 28, 1996, the Company had 50,000,000 shares of Common Stock authorized for issuance, of which 28,592,630 were issued and outstanding. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription, redemption, conversion or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

        The shares of Common Stock have noncumulative voting rights. As a result, the holders of more than 50% of the shares voting can elect all the directors if they so choose, and in such event, the holders of the remaining shares cannot elect any directors. Upon completion of the Offerings, ThermoTrex will continue to beneficially own at least a majority of the outstanding Common Stock, and will have the power to elect all of the members of the Company's Board of Directors. ThermoTrex is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by ThermoTrex. Thermo Electron disclaims beneficial ownership of these shares.

        The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's By-Laws also contains provisions to indemnify the directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

        The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                       SHARES ELIGIBLE FOR FUTURE SALE

        There are currently 28,592,630 shares of Common Stock outstanding of which 5,708,832 are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act.

        The remaining 22,883,798 outstanding shares of Common Stock are owned by ThermoTrex. In connection with the Company's initial public offering which was completed on July 2, 1996, ThermoTrex has agreed that it will not offer, sell, grant any option to purchase or otherwise dispose of any shares of the Common Stock (except for the grant of options and the sale of shares of the Common Stock pursuant to existing stock-based compensation plans) before December 23, 1996, without the prior consent of the underwriters of the initial public offering. Upon expiration of this lock-up agreement, ThermoTrex may sell its shares of the Common Stock in an offering registered under the Securities Act or pursuant to an exemption from such registration, such as that provided by Rule 144 under the Securities Act. So long as ThermoTrex is able to elect a majority of the Board of Directors it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by ThermoTrex or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.

        In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 285,926 shares) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144 provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule
144. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

        The Company has reserved 1,925,000 shares of Common Stock for grants under its existing stock-based compensation plans. As of September 28, 1996 the Company had options outstanding to purchase up to 1,381,000 shares of Common Stock to certain of its employees, officers and directors at a weighted average exercise price of $11.14 per share. All of such shares are currently exercisable. Once exercised, the shares acquired upon exercise are subject to the right of the Company to repurchase shares at the exercise price if the optionee ceases to be employed by the Company. This repurchase right lapses ratably (on an annual basis) over a five to ten year period depending upon the term of the option. As of September 28, 1996, the repurchase right had lapsed as to no shares issuable upon exercise of outstanding options. The Company has reserved 543,976 shares for future grants under plans. The Company intends to file registration statements under the Securities Act to register all shares of Common Stock issuable under such plans. Shares covered by these registration statements that are not subject to transferability restrictions will be eligible for sale in the public market immediately upon the filing of such registration statements, subject to Rule 144 limitations applicable to Affiliates as noted above.

        Sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Significant Additional Shares Eligible for Future Sale."


                                LEGAL OPINIONS

        The validity of the issuance of the Common Stock offered in the Offerings will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, ThermoTrex and the Company. Mr. Hoogasian owns or has the right to acquire 6,000 shares of Common Stock, 7,800 shares of common stock of ThermoTrex and 115,927 shares of common stock of Thermo Electron.


                                   EXPERTS

        The Consolidated Financial Statements of the Company and Bennett included in this Prospectus and the financial statement schedule included in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                            ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Although statements made in this Prospectus as to the contents of any contract, agreement or other document referred to set forth all material elements of such documents, such statements are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement, although setting forth all material elements of such documents, shall be deemed qualified by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                         INDEX TO FINANCIAL STATEMENTS

TREX MEDICAL CORPORATION
  Report of Independent Public Accountants................................  F-2
  Consolidated Statement of Income for the years ended January 1, 1994 and
   December 31, 1994, for the nine months ended October 1, 1994 and Sep-
   tember 30, 1995 and for the nine months ended July 1, 1995 and June 29,
   1996...................................................................  F-3
  Consolidated Balance Sheet as of December 31, 1994, September 30, 1995
   and
   June 29, 1996..........................................................  F-4
  Consolidated Statement of Cash Flows for the years ended January 1, 1994 and December 31, 1994, for the nine months ended October 1, 1994 and
   September 30, 1995 and for the nine months ended July 1, 1995 and June
   29, 1996...............................................................  F-5
  Consolidated Statement of Shareholders' Investment for the years ended
   January 1, 1994 and December 31, 1994, for the nine months ended
   September 30, 1995 and for the nine months ended June 29, 1996.........  F-6
  Notes to Consolidated Financial Statements..............................  F-7
BENNETT X-RAY CORPORATION
  Report of Independent Public Accountants................................ F-15
  Consolidated Statement of Operations for the fiscal years ended February
   28, 1993, 1994 and 1995, for the six months ended August 31, 1994 and for the period from March 1, 1995 through September 14, 1995........... F-16
  Consolidated Balance Sheet as of February 28, 1994 and 1995 ............ F-17
  Consolidated Statement of Cash Flows for the fiscal years ended February
   28, 1993, 1994 and 1995, for the six months ended August 31, 1994 and for the period from March 1, 1995 through September 14, 1995........... F-18
  Consolidated Statement of Shareholders' Investment for the fiscal years ended February 28, 1993, 1994 and 1995 and for the period from March 1,
   1995 through September 14, 1995........................................ F-19
  Notes to Consolidated Financial Statements.............................. F-20

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF TREX MEDICAL CORPORATION AND BENNETT X-RAY CORPORATION (UNAUDITED)

  Pro Forma Combined Condensed Statement of Income for the nine months ended
   September 30, 1995..................................................... F-24
  Pro Forma Combined Condensed Statement of Income for the nine months ended
   June 29, 1996.......................................................... F-26
  Notes to Pro Forma Combined Condensed Financial Statements.............. F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trex Medical Corporation:

  We have audited the accompanying consolidated balance sheet of Trex Medical Corporation (a Delaware corporation and 100%-owned subsidiary of ThermoTrex Corporation) and subsidiaries as of December 31, 1994 and September 30, 1995, and the related consolidated statements of income, cash flows and shareholders' investment for the years ended January 1, 1994 and December 31, 1994 and for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trex Medical Corporation and subsidiaries as of December 31, 1994 and September 30, 1995 and the results of their operations and their cash flows for the years ended January 1, 1994 and December 31, 1994 and for the nine months ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 26, 1996 (except with respect
to certain matters discussed in Note
9, as to which the date is September
4, 1996)

                            TREX MEDICAL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               NINE MONTHS ENDED     NINE MONTHS ENDED
                                           ------------------------- ------------------
                                           OCTOBER 1,  SEPTEMBER 30, JULY 1,  JUNE 29,
                          1993     1994       1994         1995        1995     1996
                         -------  -------  ----------- ------------- -------- ---------
                                           (UNAUDITED)                  (UNAUDITED)
Revenues (includes $350
 and $2,240 to an af-
 filiated company in
 the nine months ended
 September 30, 1995 and
 the six months ended
 March 30, 1996)
 (Note 7)..............  $37,519  $54,410    $39,196      $55,291     $48,512  $103,510
                         -------  -------    -------      -------    -------- ---------
Costs and Operating Ex-
 penses:
  Cost of revenues
   (includes $175 and
   $1,120 for
   affiliated company
   revenues in the nine
   months ended
   September 30, 1995
   and the six months
   ended March 30,
   1996)...............   18,589   27,794     19,654       28,180      24,747    58,312
  Selling, general and
   administrative
   expenses (Note 6)...    9,788   13,272      9,794       12,174      11,055    20,530
  Research and develop-
   ment
   expenses (Note 6)...    7,182   10,662      7,320        8,595       8,485    12,945
                         -------  -------    -------      -------    -------- ---------
                          35,559   51,728     36,768       48,949      44,287    91,787
                         -------  -------    -------      -------    -------- ---------
Operating Income.......    1,960    2,682      2,428        6,342       4,225    11,723
Interest Income........      --       --         --           --          --        616
Interest Expense, Re-
 lated Party
 (Note 1)..............      --       --         --           --          --     (1,284)
Other Income (Expense),
 Net...................     (158)     (22)       (11)          22          23         7
                         -------  -------    -------      -------    -------- ---------
Income Before Provision
 for
 Income Taxes..........    1,802    2,660      2,417        6,364       4,248    11,062
Provision for Income
 Taxes (Note 4)........      975    1,466      1,332        2,881       1,938     5,159
                         -------  -------    -------      -------    -------- ---------
Net Income.............  $   827  $ 1,194    $ 1,085      $ 3,483    $  2,310 $   5,903
                         =======  =======    =======      =======    ======== =========
Earnings per Share:
 Primary...............  $   .04  $   .06    $   .05      $   .17    $    .11 $     .27
                         =======  =======    =======      =======    ======== =========
 Fully Diluted.........  $   .04  $   .06    $   .05      $   .17    $    .11 $     .26
                         =======  =======    =======      =======    ======== =========
Weighted Average
 Shares:
 Primary...............   20,151   20,151     20,151       20,151      20,151    21,839
                         =======  =======    =======      =======    ======== =========
 Fully Diluted.........   20,151   20,151     20,151       20,151      20,151    25,310
                         =======  =======    =======      =======    ======== =========

  The accompanying notes are an integral part of these consolidated financial statements.

                            TREX MEDICAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          DECEMBER 31, SEPTEMBER 30,  JUNE 29,
                                              1994         1995         1996
                                          ------------ ------------- -----------
                                                                     (UNAUDITED)
                 ASSETS
Current Assets:
  Cash and cash equivalents.............    $    --      $    202     $  2,379
  Accounts receivable, less allowances
   of $525, $870, and $1,073............       9,909       14,937       21,405
  Inventories...........................       6,722       16,667       28,068
  Prepaid expenses......................         158          113        1,078
  Due from Thermo Electron Corporation
   and affiliated companies.............         --           --         2,602
  Prepaid income taxes (Note 4).........       2,649        3,474        3,754
                                            --------     --------     --------
                                              19,438       35,393       59,286
                                            --------     --------     --------
Property, Plant and Equipment, at Cost,
 Net....................................       6,310        7,811       11,570
                                            --------     --------     --------
Cost in Excess of Net Assets of Acquired
 Companies (Note 2).....................      22,252       59,170       72,190
                                            --------     --------     --------
                                            $ 48,000     $102,374     $143,046
                                            ========     ========     ========
      LIABILITIES AND SHAREHOLDERS'
                INVESTMENT
Current Liabilities:
  Accounts payable......................    $  3,742     $  7,381     $  9,475
  Accrued payroll and employee bene-
   fits.................................         991        2,338        3,459
  Accrued warranty costs................       1,126        2,991        4,913
  Customer deposits.....................         742          771        3,633
  Accrued income taxes..................         --           --         4,255
  Other accrued expenses (Note 2).......       4,210        8,245       12,438
  Due to Thermo Electron Corporation and
   affiliated companies.................          43          496          --
                                            --------     --------     --------
                                              10,854       22,222       38,173
                                            --------     --------     --------
Deferred Income Taxes (Note 4)..........         113          142          143
                                            --------     --------     --------
Long-term Obligations:
  Subordinated convertible note, due to
   parent company
   (Notes 1 and 9)......................         --           --        39,000
  Other.................................         --           --           129
                                            --------     --------     --------
                                                 --           --        39,129
                                            --------     --------     --------
Commitments and Contingencies (Notes 2,
 5, 6 and 8)
Shareholders' Investment:
  Net parent company investment.........      37,033       80,010          --
  Common stock, $.01 par value,
   50,000,000 shares authorized;
   22,216,452 shares issued and
   outstanding..........................         --           --           222
  Capital in excess of par value........         --           --        59,476
  Retained earnings.....................         --           --         5,903
                                            --------     --------     --------
                                              37,033       80,010       65,601
                                            --------     --------     --------
                                            $ 48,000     $102,374     $143,046
                                            ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            TREX MEDICAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                               NINE MONTHS ENDED     NINE MONTHS ENDED
                                           ------------------------- --------------------
                                           OCTOBER 1,  SEPTEMBER 30, JULY 1,    JUNE 29,
                          1993     1994       1994         1995        1995       1996
                         -------  -------  ----------- ------------- --------   ---------
                                           (UNAUDITED)                  (UNAUDITED)
OPERATING ACTIVITIES:
 Net income............. $   827  $ 1,194    $ 1,085      $ 3,483    $  2,310   $   5,903
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in) operating
  activities:
  Depreciation and
   amortization.........   1,207    1,491      1,104        1,315       1,225       2,302
  Provision for losses
   on accounts
   receivable...........     --       175        125           25          50          88
  Increase (decrease)
   in deferred income
   taxes................     (22)      32        --            29         --          --
  Other noncash items...       3      --         --           (15)         17         (85)
  Changes in current
   accounts, excluding
   the effects of
   acquisition:
    Accounts
     receivable.........  (2,132)  (3,316)    (2,704)        (693)       (444)     (2,964)
    Inventories.........    (792)     153       (790)      (1,476)     (1,552)     (2,518)
    Other current as-
     sets...............    (150)     125         49          (82)       (789)     (4,006)
    Accounts payable....    (802)   1,861        140          621       1,460        (438)
    Other current lia-
     bilities...........      85      411      1,994          444         270       6,498
                         -------  -------    -------      -------    --------   ---------
   Net cash provided by
    (used in)
    operating
    activities..........  (1,776)   2,126      1,003        3,651       2,547       4,780
                         -------  -------    -------      -------    --------   ---------
INVESTING ACTIVITIES:
 Acquisition, net of
  cash acquired.........     --       --         --           --          --      (18,817)
 Purchases of property,
  plant and equipment...  (1,754)  (1,300)      (724)        (957)     (1,134)     (2,515)
 Proceeds from sale of
  property, plant and
  equipment.............      27       29         29           14          45          46
                         -------  -------    -------      -------    --------   ---------
   Net cash used in
    investing
    activities..........  (1,727)  (1,271)      (695)        (943)     (1,089)    (21,286)
                         -------  -------    -------      -------    --------   ---------
FINANCING ACTIVITIES:
 Net proceeds from
  private placements of
  Company common stock
  (Note 9)..............     --       --         --           --          --       18,688
 Net transfers (to) from
  parent company .......   3,503     (855)      (308)      (2,506)     (1,458)        --
 Other..................     --       --         --           --          --           (5)
                         -------  -------    -------      -------    --------   ---------
   Net cash provided by
    (used in)
    financing
    activities..........   3,503     (855)      (308)      (2,506)     (1,458)     18,683
                         -------  -------    -------      -------    --------   ---------
Increase in Cash and
 Cash Equivalents.......     --       --         --           202         --        2,177
Cash and Cash                                                                         202
 Equivalents at
 Beginning of Period....     --       --         --           --          --
                         -------  -------    -------      -------    --------   ---------
Cash and Cash
 Equivalents at End of
 Period................. $   --   $   --     $   --       $   202    $    --    $   2,379
                         =======  =======    =======      =======    ========   =========
CASH PAID FOR:
 Interest............... $   --   $   --     $   --       $   --     $    --    $   1,282
                         =======  =======    =======      =======    ========   =========
 Income taxes........... $   --   $   --     $   --       $   --     $    --    $   1,109
                         =======  =======    =======      =======    ========   =========
NONCASH ACTIVITIES:
 Fair value of assets of
  acquired company...... $   --   $   --     $   --       $   --     $    --    $  28,956
 Cash paid for acquired
  company...............     --       --         --           --          --      (18,878)
                         -------  -------    -------      -------    --------   ---------
  Liabilities assumed
   of acquired
   company.............. $   --   $   --     $   --       $   --     $    --    $  10,078
                         =======  =======    =======      =======    ========   =========
 Contribution of land
  and building from
  parent company........ $ 3,728  $   --     $   --       $   --     $    --    $     --
                         =======  =======    =======      =======    ========   =========
 Transfer of acquired
  business from parent
  company, net of cash
  (Note 2).............. $   --   $   --     $   --       $42,000    $    --    $     --
                         =======  =======    =======      =======    ========   =========
 Issuance of subordi-
  nated convertible note
  to parent
  company (Note 1)...... $   --   $   --     $   --       $   --     $    --    $  42,000
                         =======  =======    =======      =======    ========   =========
 Conversion of subordi-
  nated convertible note
  by
  parent company (Note
  9).................... $   --   $   --     $   --       $   --     $    --    $   3,000
                         =======  =======    =======      =======    ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                            TREX MEDICAL CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                     NET PARENT   COMMON    CAPITAL IN
                                      COMPANY   STOCK, $.01 EXCESS OF  RETAINED
                                     INVESTMENT  PAR VALUE  PAR VALUE  EARNINGS
                                     ---------- ----------- ---------- --------
BALANCE JANUARY 2, 1993............   $ 28,636     $ --      $    --    $  --
Net income.........................        827       --           --       --
Contribution of land and building
 from parent company...............      3,728       --           --       --
Net transfers from parent company..      3,503       --           --       --
                                      --------     -----     --------   ------
BALANCE JANUARY 1, 1994............     36,694       --           --       --
Net income.........................      1,194       --           --       --
Net transfers to parent company....       (855)      --           --       --
                                      --------     -----     --------   ------
BALANCE DECEMBER 31, 1994..........     37,033       --           --       --
Net income.........................      3,483       --           --       --
Net transfers to parent company....     (2,506)      --           --       --
Transfer of acquired business from
 parent company, net of cash (Note
 2)................................     42,000       --           --       --
                                      --------     -----     --------   ------
BALANCE SEPTEMBER 30, 1995.........     80,010       --           --       --
                                                    (UNAUDITED)
Issuance of subordinated
 convertible note to parent company
 (Note 1)..........................        --        --       (42,000)     --
Capitalization of Company..........    (80,010)      200       79,810      --
Net income.........................        --        --           --     5,903
Net proceeds from private
 placements of Company common stock
 (Note 9)..........................        --         19       18,669      --
Conversion of subordinated
 convertible note by parent company
 (Note 9)..........................        --          3        2,997      --
                                      --------     -----     --------   ------
BALANCE JUNE 29, 1996..............   $    --      $ 222     $ 59,476   $5,903
                                      ========     =====     ========   ======


  The accompanying notes are an integral part of these consolidated financial statements.

                           TREX MEDICAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

  Trex Medical Corporation (the "Company") designs, manufactures and markets mammography equipment and minimally invasive stereotactic needle biopsy systems used in the detection of breast cancer. The Company also designs and manufactures general X-ray equipment. The Company's mammography and stereotactic needle biopsy systems are used by radiologists and physicians in offices, hospitals and dedicated breast-care centers, and its general radiography systems are used by physicians and radiologists, both in office and hospital settings, as well as by veterinarians and chiropractors.

 Relationship with ThermoTrex Corporation and Thermo Electron Corporation

  The Company was incorporated in September 1995 as a wholly owned subsidiary of ThermoTrex Corporation ("ThermoTrex"). On October 2, 1995, ThermoTrex transferred to the Company all of the outstanding capital stock of Bennett X-Ray Corporation ("Bennett"), in exchange for a $42,000,000 principal amount 4.2% subordinated convertible note, due 2000, convertible into shares of the Company's common stock at $11.79 per share. On October 16, 1995, ThermoTrex transferred to the Company the assets, liabilities and businesses of ThermoTrex's Lorad division ("Lorad") and ThermoTrex's research and development activities pertaining to its Sonic CT system, in exchange for 20,000,000 shares of the Company's common stock. ThermoTrex acquired Lorad and Bennett in November 1992 and September 1995, respectively. As of September 30, 1995, ThermoTrex was a 51%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

  The accompanying financial statements include the assets, liabilities, income and expenses of the Company as included in ThermoTrex's consolidated financial statements.

 Principles of Consolidation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

 Fiscal Year

  In September 1995, the Company changed its fiscal year-end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's transition period, which ended on September 30, 1995, is the 39-week period from January 1, 1995 through September 30, 1995 (fiscal 1995), and fiscal 1996 will be the 52-week period ending September 28, 1996. References to 1993 and 1994 are for the fiscal years ended January 1, 1994 and December 31, 1994, respectively. Fiscal years 1993 and 1994 each included 52 weeks. The unaudited statements of income and cash flows for the nine months ended October 1, 1994 are presented for comparative purposes only and include 39 weeks.

 Revenue Recognition

  The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment.

 Income Taxes

  The Company and ThermoTrex have a tax allocation agreement under which the Company is included in the consolidated income tax returns filed by ThermoTrex. The agreement provides that in years in which the Company has taxable income, it will pay to ThermoTrex amounts comparable to the taxes the Company would have paid upon filing separate tax returns. If ThermoTrex's equity ownership of the Company were to decrease below 80%, the Company would file its own income tax returns.

                           TREX MEDICAL CORPORATION

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 Earnings per Share

  Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for all periods include the 20,000,000 shares issued to ThermoTrex in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering. Fully-diluted earnings per share have not been presented as they do not materially differ from primary earnings per share.

 Cash and Cash Equivalents

  Prior to its incorporation in September 1995, the Company's cash receipts and disbursements were combined with other ThermoTrex corporate cash transactions and balances. Therefore, cash is not included in the accompanying balance sheet as of December 31, 1994.

 Inventories

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
   Raw materials and supplies.................................. $ 3,576 $ 9,414
   Work in process.............................................   1,472   5,195
   Finished goods..............................................   1,674   2,058
                                                                ------- -------
                                                                $ 6,722 $16,667
                                                                ======= =======

 Property, Plant and Equipment

  The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization principally using the straight-line method over the estimated useful lives of the property as follows: building, 30 years; machinery and equipment, 3 to 7 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

                                                                  1994    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Land.........................................................  $1,000  $1,000
   Building.....................................................   2,728   2,728
   Machinery, equipment and leasehold improvements..............   4,000   6,211
                                                                 ------- -------
                                                                   7,728   9,939
   Less: Accumulated depreciation and amortization..............   1,418   2,128
                                                                 ------- -------
                                                                  $6,310  $7,811
                                                                 ======= =======

                           TREX MEDICAL CORPORATION

 Cost in Excess of Net Assets of Acquired Companies

  The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $1,357,000 and $1,935,000 as of December 31, 1994 and September 30, 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Financial Statements

  The financial statements as of June 29, 1996 and for the nine-month periods ended October 1, 1994, July 1, 1995 and June 29, 1996, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the nine-month period ended June 29, 1996 are not necessarily indicative of the results to be expected for the entire year.

2. ACQUISITIONS

  In September 1995, ThermoTrex acquired all of the outstanding capital stock of Bennett for $42,865,000 in cash. Bennett is a manufacturer of high frequency specialty and general purpose radiographic systems. This acquisition has been accounted for using the purchase method of accounting, and Bennett's results of operations have been included in the accompanying financial statements from the date of acquisition. The cost of the acquisition exceeded the estimated fair value of the acquired net assets by $37,496,000, which is being amortized over 40 years. Allocation of the purchase price was based on estimates of the fair value of the net assets acquired and is subject to adjustment upon finalization of the purchase price allocation. To date, no information has been gathered that would cause the Company to believe that the final allocation of the purchase price will be materially different than the preliminary estimate.

  Based on unaudited data, the following table presents selected financial information for the Company and Bennett on a pro forma basis, assuming the companies had been combined since the beginning of 1994.

                                                   YEAR ENDED  NINE MONTHS ENDED
                                                  DECEMBER 31,   SEPTEMBER 30,
                                                      1994           1995
                                                  ------------ -----------------
                                                          (IN THOUSANDS,
                                                     EXCEPT PER SHARE AMOUNTS)
   Revenues......................................   $96,943         $85,749
   Net income (loss).............................    (1,236)          2,224
   Earnings (loss) per share.....................      (.06)            .11

                           TREX MEDICAL CORPORATION

  The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Bennett been made at the beginning of 1994. Additional pro forma information for the Company and Bennett is included elsewhere in this Prospectus.

  In November 1992, ThermoTrex acquired Lorad for $5.3 million in cash, assumption of $6.7 million of pre-existing debt of Lorad, and shares of ThermoTrex common stock and stock options valued at $12.3 million. In addition, in March 1995, ThermoTrex made a cash payment of $2.3 million to the holders of approximately 9.2% of Lorad's common stock who had earlier voted against the acquisition, in exchange for their interest in Lorad.

  Other accrued expenses in the accompanying balance sheet include $3.0 million as of December 31, 1994 and $4.0 million as of September 30, 1995, for estimated reserves associated with acquisitions, including a reserve of $2.3 million at December 31, 1994 and September 30, 1995 for legal fees and other costs associated with a patent infringement suit that existed prior to ThermoTrex's acquisition of Lorad. This suit was brought by Fischer Imaging Corporation ("Fischer"), which alleges that Lorad infringed a Fischer patent on a precision mammographic needle-biopsy system. In connection with the organization of the Company, ThermoTrex agreed to indemnify the Company for any and all cash damages under this lawsuit, with respect to sales occurring prior to October 16, 1995, the date Lorad was transferred to the Company. Any payments received under such indemnity would be recorded as capital contributions. While the Company believes that it has meritorious legal defenses to the allegation, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of this matter. Although an unsuccessful resolution could have a material adverse effect on the Company's results of operations, in the opinion of management any resolution will not have a material adverse effect on the Company's financial position.

3. EMPLOYEE BENEFIT PLANS

 Employee Stock Purchase Plan

  Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by ThermoTrex. Prior to the November 1995 plan year, shares of ThermoTrex's and Thermo Electron's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, the applicable shares of common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

 401(k) Savings Plan

  The majority of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Prior to 1994, the Company's Lorad division participated in its own 401(k) savings plan. Contributions to the Thermo Electron and the Lorad 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. The Company contributed and charged to expense for these plans $111,000, $313,000 and $242,000 in 1993, 1994 and fiscal 1995, respectively.

                           TREX MEDICAL CORPORATION

4. INCOME TAXES

  The components of the provision for income taxes are as follows:

                                                           1993   1994    1995
                                                          ------ ------  ------
                                                             (IN THOUSANDS)
   Currently payable:
     Federal............................................. $  426 $1,119  $2,474
     State...............................................     99    547     808
                                                          ------ ------  ------
                                                             525  1,666   3,282
                                                          ------ ------  ------
   Net deferred (prepaid):
     Federal.............................................    329   (146)   (228)
     State...............................................    121    (54)   (173)
                                                          ------ ------  ------
                                                             450   (200)   (401)
                                                          ------ ------  ------
                                                          $  975 $1,466  $2,881
                                                          ====== ======  ======

  The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                             1993   1994   1995
                                                            ------ ------ ------
                                                               (IN THOUSANDS)
   Provision for income taxes at statutory rate............ $  613 $  904 $2,164
   Increases resulting from:
     State income taxes, net of federal tax................    145    325    419
     Amortization of cost in excess of net assets of
      acquired companies...................................    209    228    197
     Nondeductible expenses................................      8      9    101
                                                            ------ ------ ------
                                                            $  975 $1,466 $2,881
                                                            ====== ====== ======

  Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
   Prepaid income taxes:
     Reserves and accruals.....................................  $1,777  $1,725
     Allowance for doubtful accounts...........................     215     348
     Inventory basis difference................................     576     918
     Accrued compensation......................................      60     463
     Other, net................................................      21      20
                                                                ------- -------
                                                                 $2,649  $3,474
                                                                ======= =======
   Deferred income taxes:
     Depreciation.............................................. $   113 $   142
                                                                ======= =======

                           TREX MEDICAL CORPORATION

5. COMMITMENTS

  The Company leases portions of its office and operating facilities under various noncancelable operating lease arrangements expiring between fiscal 1997 and fiscal 2005. The accompanying statement of income includes expenses from operating leases of $132,000, $40,000 and $44,000 in 1993, 1994 and fiscal 1995, respectively. Future minimum payments due under noncancelable operating leases at September 30, 1995, are $625,000 in fiscal 1996; $627,000 in fiscal 1997; $600,000 in each of fiscal 1998, 1999 and 2000; and $2,975,000 in fiscal 2001 and thereafter. Total future minimum lease payments are $6,027,000.

6. RELATED PARTY TRANSACTIONS

 Corporate Services Agreement

  The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.20% of the Company's revenues. Prior to January 1, 1995, the Company paid an annual fee equal to 1.25% of the Company's revenues. Effective December 31, 1995, the Company will pay an annual fee equal to 1.0% of the Company's revenues. For these services, the Company was charged $469,000, $680,000 and $663,000 in 1993, 1994 and fiscal 1995, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

 Other Related Party Services

  ThermoTrex provides certain research and development contract services to the Company, which are charged to the Company based on actual cost and usage. For these services, the Company was charged $1,470,000, $2,816,000 and $1,536,000 in 1993, 1994 and fiscal 1995, respectively.

 Laser Manufacturing Agreement

  ThermoLase Corporation ("ThermoLase"), a majority-owned subsidiary of ThermoTrex, has engaged the Company to design and manufacture a laser to be used in ThermoLase's laser-based hair-removal system. During fiscal 1995, the Company recorded $350,000 of revenue under this agreement.

 Vendor Agreement

  During fiscal 1995, the Company placed an order for $2,500,000 for the design and production of high-transmission cellular grids from the Tecomet division of Thermo Electron, which will be received in fiscal 1996 and 1997. In addition, the Company recorded expense of $250,000 during fiscal 1995 related to research and development funding provided to Tecomet.

                           TREX MEDICAL CORPORATION

7. SIGNIFICANT CUSTOMER, EXPORT SALES AND CONCENTRATION OF CREDIT RISK

  Sales to one customer accounted for 11%, 11% and 18% of the Company's total revenues in 1993, 1994 and fiscal 1995, respectively. Export sales to Germany accounted for 1%, 3% and 11% of the Company's total revenues in 1993, 1994 and fiscal 1995, respectively. Other export sales accounted for 9%, 11% and 10% of the Company's total revenues in 1993, 1994 and fiscal 1995, respectively. In general, export sales are denominated in U.S. dollars. The Company sells its products primarily to customers in the healthcare industry. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has or will have a significant negative impact on the Company.

8. CONTINGENCY

  The owner of a U.S. patent related to automatic exposure control has claimed that the Company's mammography systems infringe such patent. The patent owner has offered a nonexclusive license under the patent on terms not acceptable to the Company. Although the Company believes that the validity of the patent may be questionable and subject to a successful challenge, if the patent holder were successful in enforcing such patent the Company could be enjoined from manufacturing and selling mammography systems. The Company will be indemnified by ThermoTrex for any cash damages relating to sales of such systems occurring prior to the dates on which ThermoTrex transferred certain businesses to the Company, although any payments under such indemnity would be recorded as capital contributions. Due to the inherent uncertainty of litigation, management cannot predict the outcome of this matter. While an unfavorable outcome could have a material adverse effect on the Company's results of operations, in the opinion of management any resolution will not have a material effect on the Company's financial position.

  See Note 2 for a discussion of certain litigation.

9. SUBSEQUENT EVENTS

 Private Placements of Common Stock

  In November 1995, the Company issued 1,862,000 shares of its common stock in a private placement at $10.25 per share for net proceeds of $17,618,000. In January 1996, the Company issued 100,000 shares of its common stock in a private placement at $10.75 per share for net proceeds of $1,070,000. Certain officers and directors of the Company and a corporation affiliated with a director of the Company purchased an aggregate of 343,300 shares of the Company's common stock issued in these private placements.

 Stock-based Compensation Plans

  On November 1, 1995, the Company adopted a stock-based compensation plan for its key employees, directors and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares or performance-based shares. In March 1996, the Board Committee granted options to purchase 1,041,000 shares of the Company's common stock at $11.00 per share, which was the fair market value on the date of grant. In May 1996, the Board Committee granted options to purchase 240,000 shares of the Company's common stock at $12.00 per share, which was the fair market value on the date of grant. In October 1996, the Board Committee granted options to purchase 292,500 shares of the Company's common stock at $17.40, which was the fair market value on the date of grant. Through October 1996, options to purchase 20,000 shares of common stock at $11.00 per share had lapsed. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date generally became exercisable 90 days after the Company became subject to the Securities

                           TREX MEDICAL CORPORATION

Exchange Act of 1934, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally will be deemed to have lapsed ratably over periods ranging from five to ten years after the first anniversary of the grant date, depending on the term of the option, which will generally range from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant.

  The Company also has a directors' stock option plan, adopted on November 1, 1995, that provides for the grant of stock options, at fair market value, to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally will be deemed to have lapsed ratably over a four-year period and the option term is five years. In November 1995, pursuant to this plan, the Company granted options to purchase 40,000 shares of the Company's common stock at $10.25 per share. In February 1996, the Company granted options to purchase 80,000 shares of the Company's common stock at $10.75 per share.

  In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its majority-owned subsidiaries.

  No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

 Reserved Shares

  As of September 28, 1996, the Company had reserved 2,603,541 unissued shares of its common stock for possible issuance under stock-based compensation plans and conversion of the Company's 4.2% subordinated convertible note.

 Acquisitions

  In May 1996, the Company acquired XRE Corporation ("XRE"), a Massachusetts company that designs, manufactures and markets X-ray imaging systems used for cardiac catheterization and angiography, for approximately $17,100,000 in cash. In addition, the Company repaid approximately $1,800,000 of XRE's debt.

  In September 1996, the Company acquired Continental X-Ray Corporation and affiliates ("Continental"), an Illinois company that designs, manufactures, and markets general-purpose, radiographic/fluoroscopic, and physiology X-ray systems for approximately $18,400,000 in cash, net of cash acquired.

  The purchase price for both XRE and Continental is subject to post-closing adjustments based on the net asset value of the respective companies as of the closing dates. These acquisitions will be accounted for using the purchase method of accounting. Pro forma information for the Company, XRE and Continental is available elsewhere in this Prospectus.

 Conversion of Subordinated Convertible Note

  In March 1996, ThermoTrex converted $3,000,000 principal amount of the Company's subordinated convertible note into 254,452 shares of the Company's common stock. In July 1996, ThermoTrex converted

                           TREX MEDICAL CORPORATION

$31,000,000 principal amount of the Company's subordinated convertible note into 2,629,346 shares of the Company's common stock.

 Initial Public Offering

  In July 1996, the Company sold 2,875,000 shares of its common stock in an initial public offering, and 871,832 shares of its common stock in a concurrent rights offering, at $14.00 per share, for net proceeds of approximately $49,068,000.

  Subsequent to the initial public offering, the rights offering, and the conversions of the subordinated convertible note, ThemoTrex owned 80% of the Company's outstanding Common Stock.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bennett X-Ray Corporation:

  We have audited the accompanying consolidated balance sheet of Bennett X-Ray Corporation (a New York corporation) and subsidiaries as of February 28, 1994 and 1995, and the related consolidated statements of operations, cash flows and shareholders' investment for each of the three years in the period ended February 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bennett X-Ray Corporation and subsidiaries as of February 28, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
November 3, 1995

                           BENNETT X-RAY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               FISCAL YEAR ENDED       SIX MONTHS MARCH 1, 1995
                                 FEBRUARY 28,            ENDED       THROUGH
                          ---------------------------- AUGUST 31, SEPTEMBER 14,
                            1993     1994       1995      1994        1995
                          -------- ---------  -------- ---------- -------------
                                                             (UNAUDITED)
Revenues................  $ 28,618 $  32,501  $ 42,533  $ 21,267    $ 23,369
                          -------- ---------  --------  --------    --------
Costs and Operating
 Expenses:
 Cost of revenues.......    17,919    21,760    26,622    13,311      14,941
 Selling, general and
  administrative
  expenses..............     7,678     8,271    11,913     5,957       6,653
 Research and
  development expenses..     1,951     2,711     3,346     1,673       1,505
                          -------- ---------  --------  --------    --------
                            27,548    32,742    41,881    20,941      23,099
                          -------- ---------  --------  --------    --------
Operating Income
 (Loss).................     1,070      (241)      652       326         270
Other Income............       321        74        93        47          74
                          -------- ---------  --------  --------    --------
Income (Loss) Before In-
 come Tax
 Provision..............     1,391      (167)      745       373         344
Income Tax Provision
 (Note 3)...............       493        48       388       194         170
                          -------- ---------  --------  --------    --------
Net Income (Loss).......  $    898 $    (215) $    357  $    179    $    174
                          ======== =========  ========  ========    ========
Earnings (Loss) per
 Share..................  $ 893.53 $ (213.93) $ 355.22  $ 178.11    $ 173.13
                          ======== =========  ========  ========    ========
Shares Outstanding......     1,005     1,005     1,005     1,005       1,005
                          ======== =========  ========  ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           BENNETT X-RAY CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 FEBRUARY 28,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
                            ASSETS
Current Assets:
 Cash and cash equivalents..................................... $   785 $   397
 Available-for-sale investments, at quoted market value (Note
  2)...........................................................     812     844
 Accounts receivable, less allowances of $231 and $464.........   3,494   3,101
 Inventories...................................................   4,791   6,426
 Prepaid expenses..............................................      68      71
 Prepaid income taxes (Note 3).................................     208     422
                                                                ------- -------
                                                                 10,158  11,261
                                                                ------- -------
Property and Equipment, at Cost, Net...........................   1,442   1,350
                                                                ------- -------
                                                                $11,600 $12,611
                                                                ======= =======
           LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Accounts payable.............................................. $ 1,564 $ 2,173
 Accrued payroll and employee benefits.........................     993   1,058
 Accrued warranty costs........................................   1,195   1,370
 Other accrued expenses........................................   2,008   1,851
                                                                ------- -------
                                                                  5,760   6,452
                                                                ------- -------
Deferred Income Taxes (Note 3).................................     143     145
                                                                ------- -------
Commitments and Contingency (Note 5)
Shareholders' Investment:
 Common stock, no par value; 2,500 shares authorized;
  1,005 shares issued and outstanding..........................      21      21
 Retained earnings.............................................   5,676   5,993
                                                                ------- -------
                                                                  5,697   6,014
                                                                ------- -------
                                                                $11,600 $12,611
                                                                ======= =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           BENNETT X-RAY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                            FISCAL YEAR ENDED       SIX MONTHS MARCH 1, 1995
                              FEBRUARY 28,            ENDED       THROUGH
                         -------------------------  AUGUST 31, SEPTEMBER 14,
                          1993     1994     1995       1994        1995
                         -------  -------  -------  ---------- -------------
                                                          (UNAUDITED)
Operating Activities:
 Net income (loss)...... $   898  $  (215) $   357    $ 179       $   174
 Adjustments to
  reconcile net income
  (loss) to net cash
  used in operating
  activities:
   Depreciation and
    amortization........     166      299      257      108            67
   Increase (decrease)
    in deferred
    income taxes........     186      (43)       2       (9)          855
   Changes in current
    accounts:
    Accounts
     receivable.........    (466)    (791)     393      254        (1,259)
    Inventories.........    (712)    (608)  (1,635)    (983)       (1,256)
    Other current
     assets.............     (95)     (52)    (217)    (111)          845
    Accounts payable....  (1,091)     585      609     (180)          845
    Other current
     liabilities........     552      647       83      517          (649)
                         -------  -------  -------    -----       -------
    Net cash used in
     operating
     activities.........    (562)    (178)    (151)    (225)         (378)
                         -------  -------  -------    -----       -------
Investing Activities:
 Purchases of available-
  for-sale investments..     --      (812)     (32)     --            --
 Proceeds from sale and
  maturities of
  available-for-sale
  investments...........     --       --       --       --            844
 Purchases of property
  and equipment.........  (1,405)    (151)    (165)     (67)          --
                         -------  -------  -------    -----       -------
    Net cash provided by
     (used in) investing
     activities.........  (1,405)    (963)    (197)     (67)          844
                         -------  -------  -------    -----       -------
Financing Activities:
 Cash dividends paid....     (40)     (40)     (40)     --            --
                         -------  -------  -------    -----       -------
Increase (Decrease) in
 Cash and Cash
 Equivalents............  (2,007)  (1,181)    (388)    (292)          466
Cash and Cash
 Equivalents at
 Beginning of Period....   3,973    1,966      785      785           397
                         -------  -------  -------    -----       -------
Cash and Cash
 Equivalents at End of
 Period................. $ 1,966  $   785  $   397    $ 493       $   863
                         =======  =======  =======    =====       =======
Supplemental Cash Flow
 Information:
  Cash paid during the
   period for
   income taxes......... $   354  $    76  $   472    $ 232       $   149
                         =======  =======  =======    =====       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           BENNETT X-RAY CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             COMMON
                                                             STOCK,
                                                             NO PAR RETAINED
                                                             VALUE  EARNINGS
                                                             ------ --------
BALANCE, FEBRUARY 28, 1992..................................  $ 21   $5,073
 Net income.................................................   --       898
 Payment of $40 per share cash dividend.....................   --       (40)
                                                              ----   ------
BALANCE, FEBRUARY 28, 1993..................................    21    5,931
 Net loss...................................................   --      (215)
 Payment of $40 per share cash dividend.....................   --       (40)
                                                              ----   ------
BALANCE, FEBRUARY 28, 1994..................................    21    5,676
 Net income.................................................   --       357
 Payment of $40 per share cash dividend.....................   --       (40)
                                                              ----   ------
BALANCE, FEBRUARY 28, 1995..................................    21    5,993
                                                               (UNAUDITED)
 Net income.................................................   --       174
                                                              ----   ------
BALANCE, SEPTEMBER 14, 1995.................................  $ 21   $6,167
                                                              ====   ======


  The accompanying notes are an integral part of these consolidated financial statements.

                           BENNETT X-RAY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Bennett X-Ray Corporation was incorporated in 1967 and is engaged in the manufacture of high frequency diagnostic radiographic (X-ray) equipment with a focus on health care imaging products in the private office, clinic and hospital markets.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Bennett X-Ray Corporation and its wholly owned subsidiaries, Bennett International Corporation and Island X-Ray Incorporated (collectively referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  The Company has adopted a fiscal year ending February 28. References to 1993, 1994 and 1995 are for the fiscal years ended February 28, 1993, 1994 and 1995, respectively.

 Revenue Recognition

  The Company recognizes product revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment.

 Cash and Cash Equivalents

  The Company considers liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

 Available-for-sale Investments

  Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's debt and marketable equity securities are accounted for at market value (Note 2).

 Inventories

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include material, labor and manufacturing overhead. The components of inventories are as follows:

                                                                  1994    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Raw material and supplies....................................  $2,511  $3,876
   Work in process and finished goods...........................   2,280   2,550
                                                                 ------- -------
                                                                  $4,791  $6,426
                                                                 ======= =======

                           BENNETT X-RAY CORPORATION

 Property and Equipment

  The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment--3 to 7 years; automobiles--3 years; and leasehold improvements--the shorter of the term of the lease or the life of the asset. Property and equipment consist of the following:

                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
   Leasehold improvements......................................  $1,319 $ 1,447
   Machinery and equipment.....................................     648     535
   Automobiles.................................................     211     156
                                                                ------- -------
                                                                  2,178   2,138
   Less: Accumulated
    depreciation and
    amortization...............................................     736     788
                                                                ------- -------
                                                                $ 1,442  $1,350
                                                                ======= =======

 Income Taxes

  In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 Interim Financial Statements

  The financial statements for the six-month period ended August 31, 1994 and for the period from March 1, 1995 through September 14, 1995 are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the period from March 1, 1995 through September 14, 1995 are not necessarily indicative of the results to be expected for the entire year.

2. AVAILABLE-FOR-SALE INVESTMENTS

  In accordance with SFAS No. 115, the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment. Available-for-sale investments in the accompanying 1994 and 1995 balance sheets represent investments in U.S. Government securities with maturities of one year or less. There was no difference between the market value and the cost basis of available-for-sale investments at February 28, 1994 and 1995.

3. INCOME TAXES

  The components of the income tax provision are as follows:

                                                                1993 1994  1995
                                                                ---- ----  ----
                                                                (IN THOUSANDS)
   Currently payable:
    Federal.................................................... $291 $190  $527
    State......................................................   35   37    73
                                                                ---- ----  ----
                                                                 326  227   600
                                                                ---- ----  ----
   Net deferred (prepaid):
    Federal....................................................   77 (142) (224)
    State......................................................   90  (37)   12
                                                                ---- ----  ----
                                                                 167 (179) (212)
                                                                ---- ----  ----
                                                                $493 $ 48  $388
                                                                ==== ====  ====

                           BENNETT X-RAY CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
  The income tax provision in the accompanying statement of operations differs from the amounts calculated by applying the statutory federal income tax rate of 34% to income (loss) before income tax provision due to the following:

                                                         1993    1994     1995
                                                         -----  -------  -------
                                                            (IN THOUSANDS)
   Income tax provision
    (benefit) at statutory rate........................  $ 473  $   (57) $   253
   Differences resulting
    from:
     State income taxes, net of federal tax............     82      --        56
     Foreign sales corporation benefit.................    (66)     (43)     (25)
     Research and development tax credit...............   (171)     --       --
     Nondeductible expenses and other..................    175      148      104
                                                         -----  -------  -------
                                                         $ 493  $    48  $   388
                                                         =====  =======  =======

  Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                               1994     1995
                                                              -------  -------
                                                              (IN THOUSANDS)
   Prepaid income taxes:
     Reserves and accruals.................................   $   208  $   422
                                                              =======  =======
   Deferred income taxes:
     Depreciation..........................................     $ 143  $   145
                                                              =======  =======

4. EMPLOYEE BENEFIT PLAN

  The Company has a noncontributory discretionary profit sharing plan covering substantially all employees. Profit sharing expense amounted to $105,000, $110,000 and $120,000 in fiscal 1993, 1994 and 1995, respectively.

5. RELATED PARTY LEASE AND CONTINGENCY

 Facility Lease

  The Company leases its main operating facility under a short-term operating lease with a real estate trust, controlled by certain officers/shareholders of the Company. The accompanying statement of operations includes expense from this operating lease of $1,148,000, $1,224,000 and $1,318,000 in fiscal 1993,
1994 and 1995, respectively.

 Guaranty

  The Company guarantees a mortgage of its lessor. The amount outstanding under this mortgage was $658,000 at February 28, 1995. This mortgage is also secured by the underlying building and improvements.

6. SUBSEQUENT EVENT

  In September 1995, all of the outstanding capital stock of the Company was acquired by ThermoTrex Corporation, a majority-owned subsidiary of Thermo Electron Corporation, for $42,865,000 in cash.

                           TREX MEDICAL CORPORATION

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

  On September 15, 1995, ThermoTrex Corporation ("ThermoTrex") acquired all of the outstanding capital stock of Bennett X-Ray Corporation ("Bennett") for $42.9 million in cash. On October 2, 1995, ThermoTrex transferred to the Company all of the outstanding capital stock of Bennett in exchange for a $42.0 million principal amount 4.2% subordinated convertible note, due 2000, convertible into shares of the Company's common stock at $11.79 per share. This acquisition has been accounted for using the purchase method of accounting. Subsequent to September 30, 1995, ThermoTrex converted $34.0 million principal amount of the subordinated convertible note into 2,883,798 shares of the Company's common stock. On October 16, 1995, ThermoTrex transferred to the Company the assets, liabilities and businesses of ThermoTrex's Lorad division ("Lorad") and ThermoTrex's research and development activities pertaining to its Sonic CT system, in exchange for 20,000,000 shares of the Company's common stock.

                           TREX MEDICAL CORPORATION

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                     NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

  The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the nine months ended September 30, 1995, as if the acquisition of Bennett had occurred on January 1, 1995. Bennett has a fiscal year which differs from the Company's fiscal year-end. Bennett's results of operations presented below have been adjusted to conform to the Company's fiscal year-end for purposes of the pro forma combined condensed statement of income. The pro forma historical results of operations for Bennett presented below include compensation expense and related party rent expense in excess of amounts that will be paid in the future, pursuant to agreements executed in connection with the acquisition, totaling $2.5 million for the nine months ended September 30, 1995. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Bennett been made on January 1, 1995. This statement should be read in conjunction with the accompanying notes, the pro forma combined condensed balance sheet and the respective historical financial statements and related notes of the Company and Bennett appearing elsewhere in this Prospectus.

                                           HISTORICAL           PRO FORMA
                                      -------------------- --------------------
                                      TREX MEDICAL BENNETT ADJUSTMENTS COMBINED
                                      ------------ ------- ----------- --------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.............................   $55,291    $30,458   $   --    $85,749
                                        -------    -------   -------   -------
Costs and Operating Expenses:
 Cost of revenues....................    28,180     19,379       479    48,038
 Selling, general and administrative
  expenses...........................    12,174      8,638     1,040    21,852
 Research and development expenses...     8,595      2,062       --     10,657
                                        -------    -------   -------   -------
                                         48,949     30,079     1,519    80,547
                                        -------    -------   -------   -------
Operating Income.....................     6,342        379    (1,519)    5,202
Interest Expense.....................       --         --       (252)     (252)
Other Income, Net....................        22         90       --        112
                                        -------    -------   -------   -------
Income Before Income Taxes...........     6,364        469    (1,771)    5,062
Income Tax Provision (Benefit).......     2,881        236      (438)    2,679
                                        -------    -------   -------   -------
Net Income...........................   $ 3,483    $   233   $(1,333)  $ 2,383
                                        =======    =======   =======   =======
Earnings per Share:
 Primary.............................   $   .17                        $   .10
                                        =======                        =======
 Fully diluted.......................   $   .17                        $   .10
                                        =======                        =======
Weighted Average Shares:
 Primary.............................    20,151                2,884    23,035
                                        =======              =======   =======
 Fully diluted.......................    20,151                2,884    23,035
                                        =======              =======   =======

                           TREX MEDICAL CORPORATION

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        NINE MONTHS ENDED JUNE 29, 1996
                                  (UNAUDITED)

  The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the nine months ended June 29, 1996, as if the acquisition of Bennett had occurred on January 1, 1995. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Bennett been made on January 1, 1995. This statement should be read in conjunction with the accompanying notes and the historical financial statements of the Company appearing elsewhere in this Prospectus.

                                 HISTORICAL              PRO FORMA
                               ---------------   -------------------------------
                                TREX MEDICAL      ADJUSTMENTS      COMBINED
                               ---------------   --------------   --------------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues......................   $      103,510    $        --    $      103,510
                                 --------------    ------------   --------------
Costs and Operating Expenses:
 Cost of revenues.............           58,312            (479)          57,833
 Selling, general and adminis-
  trative expenses............           20,530             --            20,530
 Research and development ex-
  penses......................           12,945             --            12,945
                                 --------------    ------------   --------------
                                         91,787           (479)           91,308
                                 --------------    ------------   --------------
Operating Income..............           11,723             479           12,202
Interest Income...............              616             --               616
Interest Expense..............           (1,284)          1,032            (252)
Other Income, Net.............                7             --                 7
                                 --------------    ------------   --------------
Income Before Income Taxes....           11,062           1,511           12,573
Income Tax Provision..........            5,159             604            5,763
                                 --------------    ------------   --------------
Net Income....................   $        5,903    $        907   $        6,810
                                 ==============    ============   ==============
Earnings per Share:
 Primary......................   $          .27                   $          .28
                                 ==============                   ==============
 Fully diluted................   $          .26                   $          .28
                                 ==============                   ==============
Weighted Average Shares:
 Primary......................           21,839           2,792           24,631
                                 ==============    ============   ==============
 Fully diluted................           25,310                           25,310
                                 ==============                   ==============

                            TREX MEDICAL CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (IN THOUSANDS, EXCEPT IN TEXT)

                                                                 DEBIT (CREDIT)
                                                                 --------------
COST OF REVENUES
Increase in the work in process and finished goods inventories of Bennett to the estimated selling price, less the sum of the costs of disposal and a reasonable profit allowance for the
 Company's selling efforts.....................................      $ 479
                                                                     -----
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Service fee of 1.20% of the revenues of Bennett for services provided under a services agreement between the Company and
 Thermo Electron...............................................        365
Amortization over 40 years of $37,496,000 of cost in excess of net assets of acquired
 companies created by the acquisition of Bennett...............        675
                                                                     -----
                                                                     1,040
                                                                     -----
INTEREST EXPENSE
Record interest expense on the $42,000,000 principal amount
 4.2% subordinated convertible note issued to ThermoTrex, net of $34,000,000 principal amount converted into common stock by
 ThermoTrex....................................................        252
                                                                     -----
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the adjustments above
 (excluding amortization of cost in excess of net assets of
 acquired companies), calculated at the Company's statutory
 income tax rate of 40%........................................       (438)
                                                                     -----
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
 assumed issuance on January 1, 1995 of 2,883,798 shares of the
 Company's common stock from the assumed conversion of
 $34,000,000 principal amount of the 4.2% subordinated
 convertible note by ThermoTrex

                            TREX MEDICAL CORPORATION

         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)
NOTE 2--PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED JUNE 29, 1996 (IN THOUSANDS, EXCEPT IN
      TEXT)

                                                                  DEBIT (CREDIT)
                                                                  --------------
COST OF REVENUES
Reversal of the adjustment to record Bennett's inventory at
 estimated selling price, less the sum of the costs of disposal and a reasonable profit allowance for the Company's selling
 efforts........................................................      $(479)
                                                                      -----
INTEREST EXPENSE
Decrease in interest expense on the $42,000,000 principal amount
 4.2% subordinated convertible note issued to ThermoTrex, due to the assumed conversion by ThermoTrex on January 1, 1995 of
 $34,000,000 principal amount into common stock.................      (1032)
                                                                      -----
INCOME TAX PROVISION (BENEFIT)
Income tax provision associated with the adjustments above,
 calculated at the Company's statutory income tax rate of 40%...        604
                                                                      -----
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the
 assumed issuance on January 1, 1995 of 2,883,798 shares of the
 Company's common stock from the assumed conversion of
 $34,000,000 principal amount of the 4.2% subordinated
 convertible note by ThermoTrex

================================================================================

       No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.




                             _____________________

                                  PROSPECTUS
                             _____________________

================================================================================

                               1,962,000 shares

                                     TREX
                              Medical Corporation

                                 Common Stock

                             _____________________
                               NOVEMBER __, 1996
                             _____________________

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee.


  Securities and Exchange Commission registration fee...  $10,544
  Legal fees and expenses...............................   10,000
  Accounting fees and expenses..........................   10,000
  Miscellaneous.........................................    9,456
                                                            -----
        Total...........................................  $40,000
                                                          =======

Item 14.  Indemnification of Directors and Officers

          The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its shareholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had not reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Certificate of Incorporation, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1, 3.2 and 10.18 hereto, respectively.

          Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

          The Selling Shareholders are obligated under the Purchase Agreements to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities.

          On October 2, 1995, ThermoTrex transferred to the Company all outstanding capital stock of its Bennett X-Ray Corporation subsidiary in exchange for a $42,000,000 principal amount subordinated convertible note due 2000. Exemption from registration for this transaction is claimed under Section 4(2) of the Securities Act.

          On October 16, 1995, ThermoTrex contributed all of the assets and liabilities relating to its Lorad division and it Sonic CT system to the Company in exchange for 20,000,000 shares of Common Stock. Exemption for registration for this transaction is claimed under Section 4(2) of the Securities Act.

          On November 22, 1995 and November 30, 1995 the Company sold an aggregate of 1,862,000 shares of Common Stock to 159 accredited investors pursuant to Regulation D of the Commission promulgated under the Securities Act.

          On January 31, 1996, the Company sold 100,000 shares of Common Stock to an accredited investor pursuant to Regulation D of the Commission promulgated under the Securities Act.

        From September 27, 1995 (the date of the Company's incorporation) through September 28, 1996, the Company granted options under its stock-based compensation plans to purchase an aggregate of 1,381,000 shares of Common Stock at a weighted average exercise price of $11.14 per share. None of these options have been exercised. Exemption from registration for these grants is claimed under Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statements Schedule.

        (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

        (b) The Financial Statement Schedule as of September 30, 1995 and the Report of Independent Public Accountants on such schedule are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

Item 17.  Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the
                 Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, Connecticut, on this 31st day of October, 1996.

                                              TREX MEDICAL CORPORATION


                                              By:/s/ Hal Kirshner
                                                 ------------------------------
                                                     Hal Kirshner
                                                     Chief Executive Officer,
                                                     President and Director

                       POWER OF ATTORNEY AND SIGNATURES

        We, the undersigned officers and directors of Trex Medical Corporation, hereby constitute and appoint John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Esq., Sandra L. Lambert, Esq. and Jonathan W. Painter and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (including any subsequent Registration Statement for the same offering which may be filed under Rule 462(b)), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Trex Medical Corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                      Title                      Date
          ---------                      -----                      ----

/s/ Hal Kirshner                Chief Executive Officer,      October 31, 1996
-----------------------------   President and Director
        Hal Kirshner            (Principal Executive Officer)

/s/ John N. Hatsopoulos         Vice President, Chief         October 31, 1996
-----------------------------   Financial Officer and
     John N. Hatsopoulos        Director (Principal Financial
                                Officer)

/s/ Paul F. Kelleher            Chief Accounting Officer      October 31, 1996
-----------------------------   (Principal Accounting
      Paul F. Kelleher          Officer)

        Signature                     Title                         Date
        ---------                     -----                         ----

/s/ Elias P. Gyftopoulos     Director                         October 31, 1996
--------------------------
 Dr. Elias P. Gyftopoulos

/s/ Robert C. Howard         Director                         October 31, 1996
--------------------------
     Robert C. Howard

/s/ Earl R. Lewis            Director                         October 31, 1996
--------------------------
       Earl R. Lewis

/s/ James W. May, Jr.        Director                         October 31, 1996
--------------------------
  Dr. James W. May, Jr.

/s/ Hutham S. Olayan         Director                         October 31, 1996
--------------------------
     Hutham S. Olayan

/s/ Anthony J. Pellegrino    Director                         October 31, 1996
--------------------------
   Anthony J. Pellegrino

/s/ Firooz Rufeh             Director                         October 31, 1996
--------------------------
       Firooz Rufeh

/s/ Kenneth Y. Tang          Director                         October 31, 1996
--------------------------
      Kenneth Y. Tang

/s/ Gary S. Weinstein        Director and Chairman of         October 31, 1996
--------------------------   the Board
     Gary S. Weinstein

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trex Medical Corporation:

  We have audited in accordance with generally accepted auditing standards the consolidated balance sheet of Trex Medical Corporation and subsidiaries as of December 31, 1994 and September 30, 1995, and the related consolidated statements of income, cash flows and shareholders' investment for the years ended January 1, 1994 and December 31, 1994 and for the nine months ended September 30, 1995. These financial statements have been included in Trex Medical Corporation's Form S-1 and we have issued our report thereon dated March 26, 1996 (except with respect to certain matters discussed in Note 9, as to which the date is September 4, 1996.) Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Trex Medical Corporation's schedule of Valuation and Qualifying Accounts, included in Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 26, 1996

                                                                     Schedule II


                           TREX MEDICAL CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)



                                                          Balance at        Charges to                          Balance
                                                          Beginning          Costs and                          at End
                                                          of Period          Expenses        Other (a)         of Period
                                                          ---------         ----------       ---------         ---------
Nine Months Ended September 30, 1995
    Allowance for Doubtful Accounts....................      $525              $ 25             $320              $870

Year Ended December 31, 1994
    Allowance for Doubtful Accounts....................      $350              $175             $--               $525

Year Ended January 1, 1994
    Allowance for Doubtful Accounts....................      $350              $--              $--               $350

----------
(a) Allowance of business acquired during the year as described in Note 2 to Consolidated Financial Statements of the Company.

                                 EXHIBIT INDEX

Exhibit No.                 Description of Exhibit
----------                  ----------------------

 3.1   Certificate of Incorporation, as amended, of the Company (1)

 3.2   By-Laws of the Company (1)

 4.1   Specimen Common Stock Certificate (1)

 4.2 $42,000,000 Subordinated Convertible Note due 2000 of the Company issued to ThermoTrex (1)

 5     Opinion of Seth H. Hoogasian, Esq.

10.1 Corporate Services Agreement dated as of September 27, 1995 between Thermo Electron Corporation ("Thermo Electron") and the Company (1)

10.2 Thermo Electron Corporate Charter, as amended and restated effective January 3, 1993 (incorporated by reference herein form Exhibit 10.1 to Thermo Electron's Annual Report on form 10-K for the fiscal year ended January 2, 1993 (File No. 1-8002))

10.3 Tax Allocation Agreement dates as of September 27, 1995 between Thermo Electron and the Company (1)

10.4 Master Repurchase Agreement dated as of September 27, 1995 between Thermo Electron and the Company (1)

10.5 Master Guarantee Reimbursement Agreement dated as of September 27, 1995 between Thermo Electron and the Company. (1)

10.6 Master Guarantee Reimbursement Agreement dated as of September 27, 1995 between ThermoTrex and the Company (1)

10.7 Oem Agreement Between Philips Medical Systems North American Company And Lorad Dated as of November 2, 1993 (1)

10.8 OEM Agreement between Philips Medical Systems North American Company and Lorad dated November 17, 1993 (1)

10.9 Purchase Agreement between General Electric Company and Bennett dated November 17, 1994 (1)

10.10 Agreement between Philips Medizin Systeme Unternehmensbereich der Philips GmbH and Bennett dated February 12, 1992 (1)

10.11 Distributor Agreement between ThermoTrex and US Surgical Corporation dated October 20, 1995, as amended (1)

10.12 Note Purchase and Sale Agreement dated as of October 2, 1995 between ThermoTrex and the Company. (1)

10.13 Lease dated as of September 15, 1995, by and among ThermoTrex and BK Realty Associates, L.P. and Calrob Realty Associates (filed as Exhibit
       10.26 to ThermoTrex's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 [File No. 1-10791] and incorporated herein by reference).

10.14 Lease dated as of December 20, 1995, between Melvyn J. Powers and Mary P. Powers D/B/.A M& M Realty and Lorad, as amended (1)

10.15  Equity Incentive Plan of the Company (1)

10.16  Deferred Compensation Plan for Directors of the Company (1)

10.17  Directors Stock Option Plan of the Company (1)

Exhibit No.                       Description of Exhibit
----------                        ----------------------

 10.18  Form of Indemnification Agreement for Officers and Directors (1)

 10.19 License Agreement between the Company and ThermoTrex dated as of October 16, 1995 (1)

 10.20 Lease dated May 29, 1996, between John K. Grady, Trustee of Concord Associates Foster Street Trust, and XRE Acquisition Corp (1)

 10.21 Asset Purchase Agreement dated September 4, 1996 by and among CXR Acquisition Corp., the Company, Continental X-Ray Corporation, Alphatek Corporation, Broadview Manufacturing Corporation, Haymarket Square Associates, Advanced Medical Imaging, Inc., Trans-Continental X-Ray Corporation and the Stockholders and Partners thereof

        In addition to the stock-based compensation plans of the Company, the executive officers of the Company may be granted awards under stock-based compensation plans of the Company's parent, Thermo Electron Corporation, and its subsidiaries, for services rendered to the Company or to such affiliated corporations. Such plans are listed under Exhibits 10.19-10.87 to the Company's Registration Statement on Form S-1 (File No. 333-2926) and incorporated herein be reference.

11      Computation of Earnings per share

21      Subsidiaries of the Company

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Arthur Andersen LLP

23.3    Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5)

24      Power of Attorney (See Signature Page of this Registration Statement)

---------
(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-2926) and incorporated herein be reference.